STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 17, 2006, is by and among AAT HOLDINGS, LLC II, a Delaware limited liability company (“Seller”), AAT COMMUNICATIONS CORP., a New York corporation (“Company”), AAT ACQUISITION LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Parent (as defined below) (“Buyer”) and SBA COMMUNICATIONS CORPORATION, a Florida corporation (“Parent”).

WITNESSETH:

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of Company; and

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, all of the 5,634,458.7076 shares (the “Shares”) of Common Stock owned by Seller, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“Agreement” has the meaning ascribed thereto in the preamble, and will include, except where the context otherwise requires, all of the attached Exhibits and Disclosure Schedules.

“Affiliate” of, or a person “Affiliated” with, a specified person, means a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the person specified.

“Approved Block Trade” means a block sale of Parent Common Stock which is either (i) approved by Parent (which approval shall not be unreasonably withheld), or (ii) completed within one (1) year of the Closing Date, for an aggregate sales price of no less than $75 million, at a sales price per share that is no less than $22.92, at no more than a 5% discount to the SBA Closing Price and in a bid process in which each of the Approved Underwriters was offered an opportunity to participate for the whole amount of the trade or such lesser portion that any such Approved Underwriter wishes to purchase, or (iii) completed after one (1) year of the Closing Date for an aggregate sales price of no less than $75 million with no other restrictions.

“Approved Underwriters” means Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co., J.P. Morgan Securities Inc. and Lehman Brothers Inc.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are required or authorized by Law to be closed.

“Buyer” has the meaning ascribed thereto in the preamble of this Agreement.

“Buyer’s Independent Accountants” means a nationally recognized certified public accountant as selected by Buyer.

“Buyer Indemnitees” has the meaning ascribed thereto in Section 7.2(a).

“Buyer Independent Advisors” means Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc.

“Buyer Material Adverse Effect” means any (i) change, (ii) effect, (iii) event, (iv) occurrence, or (v) state of facts which have resulted in, or could reasonably be expected to result in, any change or effect, that prevents or has a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Bylaws” shall have the meaning ascribed thereto in Section 3.1(b).

“Cash Consideration” has the meaning ascribed thereto in Section 2.2(a).

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Certificate of Incorporation” shall have the meaning ascribed thereto in Section 3.1(b).

“Closing” and “Closing Date” shall have the respective meanings described thereto in Section 2.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning ascribed thereto in Section 4.8.

“Common Stock” has the meaning ascribed thereto in the first “Whereas” clause of this Agreement.

“Communications Act” means the Communications Act of 1934, as amended.

“Company” has the meaning ascribed thereto in the preamble of this Agreement.

“Company Benefit Plans” means each Company Pension Plan, Company Welfare Plan, vacation or paid time off, severance, termination, change in control, employment, incentive compensation, profit sharing, stock option, fringe benefit, stock purchase, stock ownership, phantom stock, deferred compensation plans, arrangements or agreements and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by Company, any ERISA Affiliate or any Company Subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of Company, any ERISA Affiliate or any of Company Subsidiaries and under which Company or any Company Subsidiaries has any liabilities.

“Company Credit Facilities” means (i) the First Lien Loan Agreement dated as of July 29, 2005 among AAT Communications Corp., as borrower, the financial institutions party thereto as Lenders, Toronto Dominion (Texas) LLC, as Administrative Agent and Collateral Agent, and (ii) the Second Lien Loan Agreement dated as of July 29, 2005 among AAT Communications Corp., as borrower, the financial institutions party thereto as Lenders, Royal Bank of Canada, as Administrative Agent, and Toronto Dominion (Texas) LLC, as Collateral Agent.

“Company Financial Statements” means the audited consolidated balance sheets of Company and Company Subsidiaries at December 31, 2004 and 2005 and the related audited consolidated statements of operations, cash flow and changes in shareholder’s equity for the corresponding years then ended, including the notes thereto and the related auditor’s reports.

“Company Indemnified Parties” has the meaning ascribed thereto in Section 5.7(a).

“Company Independent Advisors” means Citigroup, Inc. and Lehman Brothers Inc.

“Company Intellectual Property Rights” means the Intellectual Property owned or used by Company or any Company Subsidiary.

“Company Material Contract” means

(i) any contract, agreement or arrangement which contains any non-compete or exclusivity provisions with respect to the business of or geographic area with respect to Company or any Company Subsidiary, or restricts the conduct of the business of Company or any Company Subsidiary, or the geographic area or manner in which Company or any Company Subsidiary may conduct business, in each case, in any material respect;

(ii) any contract, agreement or arrangement between Company or any Company Subsidiary, on the one hand, and any officer or director of Company or any Company Subsidiary (other than any such compensation arrangements that shall be terminated as of Closing Date with respect to which neither Company nor any Company Subsidiary shall have any obligation or liability following the Closing);

(iii) any contract, agreement or arrangement to which Company or any Company Subsidiary or any of their respective properties is subject, other than Tenant Leases, Ground Leases, Master Leases and Management Agreements, that (A) involves annual revenue to Company or any Company Subsidiary in excess of $250,000 in the calendar year ending December 31, 2006, or in excess of $1,000,000 over the remaining life of such contract, (B) obligates Company or any Company Subsidiary to expend an amount in excess of $250,000 in the calendar year ending December 31, 2006, or in excess of $1,000,000 over the remaining life of such contract, (C) obligates Company or any Company Subsidiary to make capital expenditures or acquire assets (including by way of construction, including in a “build to suit” or similar agreement, or acquisition of communications towers) in an amount estimated by Company as of the date hereof to be in excess of $250,000 over the remaining life of such contract, or (D) involves any agreement with employees or consultants that cannot be terminated by Company or any Company Subsidiary on 60 days or less notice and/or without payment by Company or any Company Subsidiary of a premium or penalty;

(iv) any agreement between Company or any Company Subsidiary, on the one hand, and Seller, its Affiliates (other than Company Subsidiaries) or CA Towers, L.L.C., on the other hand, other than those agreements which shall be terminated at or prior to the Closing Date without liability following Closing to Company or any Company Subsidiary;

(v) any contract to which Company or any Company Subsidiary is a party providing for the sale, lease or exchange of, or option to sell, lease or exchange, any real property, other than Ground Leases and Tenant Leases;

(vi) Tenant Leases, Ground Leases, Master Leases, Management Agreements and Easements;

(vii) any “master lease,” or similar agreement or understanding to which Company or any Company Subsidiary is party or by which Company, any Company Subsidiary or any of their respective assets are bound that determines, in advance of the execution of a Tenant Lease, the rental rate or other charges payable by the applicable tenant for the use or occupancy of any Site (excluding any tenant clawbacks or revenue sharing arrangements); and

(viii) other material contracts or understandings to which Company or any Company Subsidiary is a party, irrespective of subject matter, not entered into in the ordinary course of business of Company or any Company Subsidiary, in each case, which shall not be terminated without further liability to Company or any Company Subsidiary prior to Closing.

“Company Options” means all stock options issued and outstanding under Company Stock Option Plans.

“Company Pension Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) under which Company or any ERISA Affiliate has any liability.

“Company Stock Option Plans” means Company’s (i) 2002 Stock Option Plan, as amended, and (ii) 1998 Stock Option Plan, as amended.

“Company Subsidiaries” means CA Towers, L.L.C., a New Jersey limited liability company, and Didier Wireless Towers, L.L.C., a New Jersey limited liability company.

“Company Welfare Plans” means all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) under which Company or any ERISA Affiliate has any liability.

“Concerted Action” means any labor dispute, walkout, lockout, strike, slowdown, hand billing, picketing work stoppage (sympathetic or otherwise), work interruption or other “concerted action”.

“Confidentiality Agreement” has the meaning ascribed thereto in Section 5.2.

“Control” (including the terms “Controlled by” and “under common Control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Employee” means anyone who is an employee of Company or any Company Subsidiary immediately prior to the Closing, including those on vacation, leave of absence or disability.

“Determination Date” means the trading day that occurs five (5) trading days prior to the closing date established pursuant to Section 2.3.

“Disclosure Schedules” means the disclosure schedules attached hereto and made part hereof.

“Dispute Notice” shall have the meaning ascribed thereto in Section 2.4(b).

“DOJ” means the United States Department of Justice.

“Easements” means all easements, rights of way, licenses or other agreements for guy wires and/or anchors or providing access to any of the Sites.

“Environmental Laws” means any applicable and binding Laws (including statutes and common law) of the United States, any State or any political subdivision thereof, or any other nation or political subdivision thereof, relating to pollution, management of Hazardous Materials, protection of natural resources, protection of the environment or protection of human health and safety from Hazardous Materials, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (to the extent it regulates Hazardous Materials), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), Emergency Planning and Community Right To Know Act (42 U.S.C. §§11001 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.) and the National Environmental Policy Act of 1969 (42 U.S.C. §§ 4321 et seq.), as well as any and all regulations, rules, standards, requirements, orders and permits issued thereunder.

“Equipment” means all physical assets (other than real property and interests in real property) located on or in, or attached to Sites or Regional Offices of Company (or any Company Subsidiary) or used in connection with any Management Agreement, in each case, that is owned by Company or any Company Subsidiary (and not by any tenant). With respect to any item of or interest in real property included in the leased property of any Site, any fixture (other than Towers) attached to that real property is “Equipment” related thereto. “Equipment” does not include any Excluded Assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Escrow Agent” means U.S. Bancorp, as escrow agent.

“Escrow Account” means the Escrow Shares and any cash that has been substituted for Escrow Shares pursuant to the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into at the Closing, by and among the parties hereto and the Escrow Agent, in the form attached hereto as Exhibit 1.1.

“Escrow Amount” means a number of shares of Stock Consideration equal in value to $75,000,000 (valued at the SBA Average Closing Price).

“Escrow Period” has the meaning ascribed thereto in Section 7.1(a).

“Escrow Shares” means the number of shares of Parent Common Stock in the Escrow Account from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) the real property office leases in respect of Company’s corporate headquarters located in St. Louis, Missouri, (ii) all furniture, fixtures and equipment located at such offices (except for the servers listed on Section 1.1(l) of the Disclosure Schedules), (iii) all Company cash, (iv) any positive balance resulting from the settlement of any Interest Hedge Agreements and (v) any work papers and other materials relating to Company’s strategic review process and the prospective sale of Company or other strategic alternatives.

“Exhibits” means the exhibits attached hereto and made part hereof.

“FAA” means the United States Federal Aviation Administration.

“FCC” means the United States Federal Communications Commission.

“Final Adjustment Date” has the meaning ascribed thereto in Section 2.4.

“Final Balance Sheet” means an unaudited consolidated balance sheet of Company, which fairly presents in all material respects the consolidated financial position of Company and Company Subsidiaries at the Closing Date in conformity with GAAP (excluding the effect of SFAS 123R) applied on a basis consistent with the preparation of Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005, subject to normal year-end audit adjustments.

“Final Statement of Working Capital” means a statement of the Final Working Capital as derived from the Final Balance Sheet.

“Final Working Capital” means the Working Capital as of the Closing Date.

“FIRPTA” shall mean the Foreign Investment in Real Property Tax Act.

“FTC” means the United States Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Entity” means any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Ground Lease” means the agreements pursuant to which Company or any Company Subsidiary uses or occupies the Leased Sites or the Other Interest Sites.

“Hazardous Material” means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, waste or material which is regulated by Environmental Laws, the presence of which in the environment is regulated or creates liability, or which may be harmful to human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means all Equipment, Towers, poles, buildings, equipment shelters, storage facilities, cabinets, anchors, guy wires, fences and other improvements which are located on or appurtenant to a Site, in each case, that are not owned by any tenant under a Tenant Lease or any other party having a possessory interest in the Site.

“Indemnified Party” has the meaning ascribed thereto in Section 7.4(a).

“Indemnity Multiple” shall mean the sum of (x) 634,000,000 and (y) the product of 17,059,336, multiplied by the SBA Average Closing Price, divided by (z) 60,878,552.

“Independent Accounting Firm” means a nationally recognized certified public accountant as selected by Buyer’s Independent Accountants and Seller’s Independent Accountants.

“Indemnifying Party” has the meaning ascribed thereto in Section 7.4(a).

“Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights.

“Interest Hedge Agreements” means the obligations of Company under the interest rate swaps, caps, floors, collars and similar agreements set forth on Section 1.1(a) of the Disclosure Schedules.

“Judgments” means any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any foreign jurisdiction.

“Knowledge of Buyer,” “Known to Buyer” and similar formulations shall mean the actual knowledge of officers and employees of Buyer or Parent whose primary responsibility is the subject matter about which the relevant matter relates and the knowledge that each such person reasonably should possess if he or she has properly discharged his or her duties.

“Knowledge of Seller,” “Known to Seller,” and similar formulations shall mean the actual knowledge of (i) officers and employees of Company whose primary responsibility is the subject matter about which the relevant matter relates and the knowledge that each such person reasonably should possess if he or she has properly discharged his or her duties and (ii) the employees of Cequel III, LLC who provide significant services to Company with regard to the subject matter about which the relevant matter relates and the knowledge that each such person reasonably should possess if he or she has properly discharged his or her duties to Company.

“Law” means any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law.

“Leased Sites” means the tracts, pieces or parcels of land leased by Company or any Company Subsidiary on which Towers or other communications equipment are, or intended to be, located (as described in Section 1.1(d) of the Disclosure Schedules) together with all easements and other rights appurtenant thereto.

“Liens” means all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

“Litigation” means any claim, suit, action, investigation, indictment, or administrative, arbitration or other proceeding.

“Losses” means liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ fees and expenses incurred to investigate any such liability or to defend any action relating thereto).

“Managed Sites” means (i) any towers or other structures (rooftops, buildings, water towers, etc.) leased or subleased by Company or any Company Subsidiary from the owner or operator thereof and leased or subleased to tenants and (ii) towers or other structures for which Company or any Company Subsidiary provides management and leasing services to the owners subject to a Management Agreement. Any Site that is an Owned Site, a Leased Site or an Other Interest Site shall not be a Managed Site.

“Management Agreement” means those certain leases, subleases or management agreements pursuant to which Company or any Company Subsidiary either (i) leases a Managed Site for sublease to a tenant(s), or (ii) provides, among other things, management and leasing services to the owners thereof.

“Marketed Secondary Offering” shall have the meaning ascribed thereto in Section 2.5.

“Master Leases” means those certain master or multiple site lease agreements set forth in Section 1.1(e) of the Disclosure Schedules pursuant to which certain communications providers lease space on Sites.

“Material Adverse Effect” means, when used in connection with Company, any (i) change, (ii) effect, (iii) event, (iv) occurrence, (v) state of facts, or (vi) development which, individually or in the aggregate, have resulted in, or could reasonably be expected to result in, any change or effect, that (A) is materially adverse to the business, financial condition or results of operations of Company and Company Subsidiaries, taken as a whole, or (B) prevents or has a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a “Material Adverse Effect” under this definition, the parties agree that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change relating to the United States or foreign economy or financial, credit or securities markets in general, so long as the effects do not uniquely relate to Company, (b) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industries in which Company or customers of Company participate, so long as the effects do not uniquely relate to Company, (c) any change in GAAP or the accounting rules and regulations of the SEC, so long as the effects do not uniquely relate to Company, (d) any change in Laws of general applicability or interpretations thereof by any Governmental Entity, so long as the effects do not uniquely relate to Company, (e) any change resulting from the announcement of this Agreement, (f) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to any action taken by Company, or the failure of Company to take action, in each case, in compliance with the terms and conditions of this Agreement, or (g) any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

“Minimum Effective Period” shall have the meaning ascribed thereto in Section 5.13(b)

“Most Recent Balance Sheet” means the audited consolidated balance sheet of Company and Company Subsidiaries at December 31, 2005.

“New Plan” shall have the meaning ascribed thereto in Section 5.10(d).

“NLRB” means the National Labor Relations Board.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Other Interest Sites” means the tracts, pieces or parcels of land occupied or used by Company or any Company Subsidiary (as described in Section 1.1(f) of the Disclosure Schedules) pursuant to a license, easement, permit or similar arrangement, on which Towers or other communications equipment are, or intended to be, located, together with all easements and other rights appurtenant thereto.

“Owned Sites” means the tracts, pieces or parcels of land owned by Company or any Company Subsidiary (as described in Section 1.1(g) of the Disclosure Schedules) on which Towers or other communications equipment are, or intended to be, located together with all easements and other rights appurtenant thereto.

“Parent” has the meaning ascribed thereto in the preamble of this Agreement.

“Parent Common Stock” means the Class A common stock of Parent, par value $.01 per share.

“Parent Financial Statements” has the meaning ascribed thereto in Section 4.12 of this Agreement.

“Parent Material Adverse Effect” means any (i) change, (ii) effect, (iii) event, (iv) occurrence, (v) state of facts, or (vi) development which individually or in the aggregate have resulted in, or could reasonably be expected to result in, any change or effect, that (A) is materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (B) prevents or has a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement; provided, that for purposes of analyzing whether any change, effect, event, occurrence, state of facts or development constitutes a material adverse effect under this definition, the parties agree that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect: (a) any change relating to the United States or foreign economy or financial, credit or securities markets in general, so long as the effects do not uniquely relate to Parent, (b) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industries in which Parent or Parent’s customers participate, so long as the effects do not uniquely relate to Parent, (c) any change in GAAP or the accounting rules and regulations of the SEC, so long as the effects do not uniquely relate to Parent, (d) any change in Laws of general applicability or interpretations thereof by any

Governmental Entity, so long as the effects do not uniquely relate to Parent, (e) any change resulting from the announcement of this Agreement, (f) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to any action taken by Parent, or the failure of Parent to take action, in each case, in compliance with the terms and conditions of this Agreement, or (g) any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

“Permitted Encumbrances” means any and/or all of the following: (a) Liens in respect of property Taxes or other Taxes that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings of Company; (b) Liens which are being contested in good faith by appropriate proceedings of Company but only for so long as no foreclosure, sale, or similar proceedings have been commenced with respect thereto, (c) general utility, roadway and other easements, rights of way or other encumbrances typical of telecommunications tower properties leased to third party tenants, matters that are revealed on a survey and Liens of public record against the underlying real property interests, in each case, which do not or could not reasonably be expected to materially and adversely affect the use or operation of such Tower and/or Site as a telecommunications tower property being leased to third party tenants, (d) rights of ground lessors who are parties to the Ground Leases or persons leasing, licensing or otherwise occupying space on any Tower or Site pursuant to valid written agreements or otherwise utilizing any Tower or Site pursuant to any collocation agreement as provided therein, provided copies of such lease, license, collocation and other agreements have previously been made available to Buyer prior to the execution of this Agreement, (e) mining or mineral rights, title or interests of third parties not affecting or that could not reasonably be expected to affect surface rights, and (f) Liens described in Section 1.1(h) of the Disclosure Schedules which will be removed prior to or at the Closing except as set forth in Section 1.1(h) of the Disclosure Schedules.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

“Prospectus Supplement” has the meaning ascribed thereto in Section 5.13.

“Purchase Price” has the meaning ascribed thereto in Section 2.2(a).

“Reference Working Capital” means $(9,000,000).

“Regional Offices” means the regional offices of Company (or any Company Subsidiary) identified on Section 1.1(i) of the Disclosure Schedules.

“Registration Statement” has the meaning ascribed thereto in Section 5.12.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Representatives” has the meaning ascribed thereto in Section 5.2.

“Restricted Shares” means 9,200,000 shares of Stock Consideration as such amount may be reduced pursuant to Section 2.5(b); provided however that such shares shall not be considered Restricted Shares when the aggregate amount of Restricted Shares beneficially owned by Seller is less than or equal to 2,500,000 shares of Parent Common Stock.

“SBA Average Closing Price” means the average of the daily closing price per share of Parent Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Parent) for the * consecutive trading days ending on and including the Determination Date.

“SBA Closing Price” means, as of any measurement date, the closing price per share of Parent Common Stock on such date on Nasdaq (as reported on Bloomberg or, if not reported thereby, another alternative source as chosen by Parent).

“SBA Reference Price” equals $22.92.

“SBA Sale Price” means the weighted average of the gross sales prices at which Parent has sold any Parent Common Stock for cash between the date of this Agreement and the Closing (other than issuances pursuant to outstanding stock options or pursuant to Parent’s Employee Stock Purchase Plan).

“SEC” means the United States Securities and Exchange Commission.

“Seller Indemnitees” has the meaning ascribed thereto in Section 7.2(c).

“Seller’s Independent Accountants” means Ernst & Young LLP.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning ascribed thereto in the second “Whereas” clause of this Agreement.

“Sites” means the Owned Sites, the Leased Sites, the Managed Sites, the Other Interest Sites and the Easements.

“Stock Consideration” has the meaning ascribed thereto in Section 2.2(a).

“Stock Rights” means all options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock options or stock equivalents, arrangements or commitments (contingent or otherwise) relating to any equity interests or any other equity interests.

“Subsidiary” means, with respect to any person, any corporation, partnership, limited liability company or other entity in which such person, directly or indirectly, owns or Controls

*	Confidential portion omitted pursuant to request for confidential treatment and filed separately with the Commission.

50% or more of the voting equity securities or other ownership interests, or which such person otherwise Controls.

“Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, duty, or other like assessment of any kind whatsoever, together with any related interest, penalty, addition to Tax or additional amount, and any liability for any of the foregoing as transferee.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tenant Leases” means the leases, licenses and other occupancy agreements, either independent of or entered into pursuant to applicable Master Leases, pursuant to which any Person is granted the right to use space or install equipment on any of the Towers or on or in any of the Improvements located on any of the Sites.

“Third Party Claim” has the meaning ascribed thereto in Section 7.4(a).

“Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any third party.

“Tower Related Assets” means, with respect to each Tower, (a) all rights to any warranties and guarantees held by Company or any Company Subsidiary or their Affiliates with respect to such Tower (or the related Site), (b) all rights under any approvals of Governmental Entities to the extent held with respect to the ownership or operation of such Tower (and of the related Site if such Site is an Owned Site) and (c) all plans, specifications, studies, drawings, essential books and records, and documents relating to the Sites that are in Company’s or any Company Subsidiary’s possession, together with all other tangible or intangible personal property owned by Company or any Company Subsidiary relating to the design, operation, maintenance or ownership of the Sites. “Tower Related Assets” does not include any Excluded Assets.

“Towers” means the communications towers on the Sites (excluding Managed Sites) located at the property identified in Section 1.1(j) of the Disclosure Schedules and the communications towers leased by Company identified on Section 1.1(j) of the Disclosure Schedules.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital” means, as of any date, accounts receivable, prepaid current assets and other current assets (excluding cash), less accounts payable, accrued liabilities (excluding accrued interest payable on the Company Credit Facilities), deferred revenue, payments in advance of billings and other short term liabilities (excluding any indebtedness) of Company and Company Subsidiaries, each as determined in accordance with GAAP in a manner consistent with the preparation of Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005, net of any amounts paid at Closing pursuant to Sections 2.2(a)(i) and 5.10(a) and any other transaction costs paid by Seller, to the extent any of those items appear on the Final Balance Sheet, an example of which is attached as Section 1.1(k) of the Disclosure Schedules.

ARTICLE II

SALE AND PURCHASE OF SHARES; CLOSING

Section 2.1 Share Purchase. Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey, set over and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens.

Section 2.2 Consideration.

(a) The consideration to be paid by Buyer to Seller for the Shares shall be an aggregate of $634,000,000 in cash (the “Cash Consideration”) and 17,059,336 newly issued shares of Parent Common Stock (issued by Parent to Seller in a private placement transaction) (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Price”). At the Closing, Buyer shall,

(i) pay by wire transfer of immediately available funds, to an account or accounts designated by Seller not less than three (3) days prior to the Closing Date, (A) the Cash Consideration (less the amounts specified in clauses (B), (C) and (D) of this Section 2.2(a)(i)), (B) an amount sufficient to repay in full all amounts outstanding under the Company Credit Facilities (including all premiums, penalties and other fees due in connection with such repayment and all accrued interest amounts), (C) an amount sufficient to settle all amounts outstanding, if any, under the Interest Hedge Agreements, and (D) an amount sufficient to cash out and terminate the Company Options and any shares of Common Stock issued pursuant to Company Options (including any withholding or other taxes due in connection therein);

(ii) deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement; and

(iii) deliver the Stock Consideration (less the Escrow Amount) to Seller.

(b) At its option, Buyer, upon delivery of written notice to Seller no less than three (3) Business Days prior to the Closing, may deliver cash in lieu of all or a portion of the Stock Consideration equal in value to no less than $75.0 million. If Buyer elects to exercise this option, then with respect to each share of Parent Common Stock that Seller elects to substitute with cash at the Closing, Buyer will deliver to Seller cash in immediately available funds in an amount calculated as follows:

(i) if the SBA Sale Price is greater than or equal to the SBA Reference Price, then each share of Parent Common Stock will be substituted with cash equal to the SBA Sale Price, less the per share normal and customary selling costs, if any, incurred by Parent (but only to the extent such deduction does not cause the effective SBA Sale Price to be less than the SBA Reference Price); or

(ii) if the SBA Sale Price is less than the SBA Reference Price, then each share of Parent Common Stock will be substituted with cash equal to the SBA Reference Price.

Section 2.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, on a date (the “Closing Date”) no earlier than the sixth (6th) Business Day, and no later than the tenth (10th) Business Day, following the satisfaction or waiver of all of the conditions to Closing set forth in Article VI hereof, but in no case sooner than thirty (30) days after the date of this Agreement and in no case later than the date set forth in Section 8.1(b)(i) hereof, or on such other day as shall be agreed by Seller and Buyer.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) stock certificates evidencing the Shares, in each case accompanied by stock powers duly executed in blank for transfer on the books of Company, together with any applicable stock transfer stamps;

(ii) each of the certificates and other documents contemplated by Section 6.2;

(iii) a copy of the Certificate of Incorporation, certified by the State of New York as of a date as near as practicable to the Closing Date;

(iv) a copy of the Bylaws, certified by the Secretary or Assistant Secretary of Company; a good standing certificate for Company, dated as of a date as near as practicable to the Closing Date, from the Department of State of the State of New York, to the effect that Company is a subsisting company;

(v) the original corporate minute, ledger and securities books and corporate seal of Company;

(vi) releases executed by each Person set forth in Section 2.3(a)(vi) of the Disclosure Schedules releasing Company, each Company Subsidiary and any of their respective officers, directors or employees of any claims that may give rise to an indemnification claim against Company or any Company Subsidiary under the indemnification obligations referred to in Section 5.7 in this Agreement;

(vii) any document necessary to transfer control of each checking, deposit, investment or other similar accounts, security deposits from tenants and safe deposit boxes held by Company to Buyer; and

(viii) evidence that Seller has paid in full all severance pay and benefits due to Covered Employees pursuant to Section 5.10(a);

(ix) any other documents that Buyer may reasonably request to effect the transactions contemplated hereby.

(b) At the Closing, Buyer shall:

(i) deliver the Purchase Price (less the Escrow Amount) to Seller as contemplated by Section 2.2;

(ii) deliver the Escrow Amount to the Escrow Agent as contemplated by Section 2.2;

(iii) deliver to Seller each of the certificates and other documents contemplated by Section 6.3; and

(iv) any other documents that Seller may reasonably request to effect the transactions contemplated hereby.

Section 2.4 Post-Closing Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.4:

(a) As promptly as practicable, but in any event within ninety (90) calendar days following the Closing Date, Seller shall deliver to Buyer (i) the Final Balance Sheet (the cost of preparing such balance sheet to be borne equally between Seller and Buyer) and (ii) the Final Statement of Working Capital. Seller shall make reasonably available to Buyer all books and records used in connection with the preparation of the Final Balance Sheet and the Final Statement of Working Capital and Seller’s and Seller’s Independent Accountants’ work papers thereon, if any. Buyer shall make reasonably available to Seller and its Representatives all books and records of Company and Company Subsidiaries as reasonably required by Seller in connection with Seller’s preparation of the Final Balance Sheet and Final Statement of Working Capital.

(b) The Final Statement of Working Capital delivered by Seller to Buyer shall be deemed to be and shall be final, binding and conclusive on the parties hereto; provided, however, that Buyer may dispute any amounts reflected on the Final Statement of Working Capital, but only on the basis that the amounts reflected on the Final Statement of Working Capital were not determined in accordance with GAAP applied on a basis consistent with the preparation of Company’s financial statements for the year ended December 31, 2005; provided further, however, that Buyer shall have notified Seller in writing of each disputed item (the “Dispute Notice”), specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty-five (35) Business Days of Buyer’s receipt of the Final Statement of Working Capital (the “Final Adjustment Date”). In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences in good faith. If Seller and Buyer are unable to reach a resolution to each disputed item within ten (10) Business Days after receipt by Seller of the Dispute Notice, Seller’s Independent Accountants and Buyer’s Independent Accountants shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller’s Independent Accountants and Buyer’s Independent Accountants are unable to reach a resolution as to all disputed amounts within ten (10) Business Days after referral of the dispute by Seller and Buyer to Seller’s Independent Accountants and Buyer’s Independent Accountants, Seller’s Independent Accountants and Buyer’s Independent Accountants shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within twenty (20) Business Days after such submission, determine and report to Seller and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on Seller and Buyer. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. In acting under this Agreement, Seller’s Independent Accountants, Buyer’s Independent Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(c) The Final Statement of Working Capital shall be deemed final for the purposes of this Section 2.4 upon the earliest of (A) the failure of Buyer to deliver a Dispute Notice to Seller within thirty-five (35) Business Days of the Final Adjustment Date, and (B) the resolution of all disputes, pursuant to Section 2.4(b). Within three (3) Business Days of the Final Statement of Working Capital being deemed final, a Purchase Price adjustment shall be made as follows:

(i) in the event that the Reference Working Capital exceeds the Final Working Capital, then the Purchase Price shall be adjusted downward in an amount equal to such excess, and Seller shall, within three (3) Business Days of such determination, pay such amount (or the applicable portion thereof not then subject to any dispute pursuant to Section 2.4(b)) to Buyer in Escrow Shares (valued at the SBA Average Closing Price) and/or cash and shall authorize the Escrow Agent to act accordingly; and

(ii) in the event that the Final Working Capital exceeds the Reference Working Capital, then the Purchase Price shall be adjusted upward in an amount equal to such excess, and Buyer shall, within three (3) Business Days of such determination, pay such excess (or the applicable portion thereof not then subject to any dispute pursuant to Section 2.4(b)) to Seller by wire transfer in immediately available funds to an account designated by Seller in writing.

(d) Any payment required to be made by Seller or Buyer pursuant to Section 2.4 shall bear interest from the Closing Date through the date of payment at the rate of interest publicly announced by Citibank N.A. or any successor thereto in New York, New York from time to time as its base rate from the Closing Date to the date of such payment plus 2%.

Section 2.5 Restriction on Resale by Seller.

(a) Prior to the two-year anniversary date of the Closing, Seller hereby agrees that it will not offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, the Restricted Shares other than through a marketed secondary offering (a “Marketed Secondary Offering”), in accordance with the provisions of Section 5.13 of this Agreement or in an Approved Block Trade. Seller may not effect more than two Marketed Secondary Offerings in any 365 day period.

(b) To the extent that Buyer exercises its option to substitute cash for shares of Parent Common Stock pursuant to Section 2.2(b), the number of Restricted Shares shall be reduced by an amount equal to 54% of the shares of Stock Consideration substituted with cash; provided further that if the number of shares of Stock Consideration substituted with cash exceeds 7,600,000 shares of Parent Common Stock, then the restrictions imposed by Section 2.5(a) shall be terminated and have no effect.

(c) Seller may transfer those shares of Stock Consideration that are not the Restricted Shares to (A) a member of Seller (each a “Seller Member”) in the course of Seller distribution to such Seller Member or (B) an entity controlled by Seller, and a Seller Member may transfer any portion of the Stock Consideration to a member, partner, limited partner or shareholder of such Seller Member (each such member, partner, limited partner or shareholder (and each subsequent member, partner, limited partner or shareholder that is a distributee) shall also be deemed a “Seller Member” for purposes hereof) in the course of such Seller Member’s distribution, in each case, in accordance with the Securities Act.

Section 2.6 Restrictive Legend. Seller acknowledges and agrees that the resale of the Restricted Shares will be subject to certain restrictions and that the Restricted Shares may only be transferred in accordance with Section 2.5 above. Each certificate issued pursuant to this Agreement representing the Restricted Shares shall have the following legend:

“The securities represented by this certificate are subject to certain restrictions on transfer specified in Section 2.5 of the Stock Purchase Agreement dated as of March 17, 2006 by and among AAT Holdings, LLC II, AAT Communications Corp., AAT Acquisition LLC and SBA Communications Corporation.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller and Company, jointly and severally, represent and warrant to Buyer as follows:

Section 3.1 Organization and Standing.

(a) (i) Seller is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and (ii) (A) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except in the case of clauses (ii)(A) and (ii)(B), where any such failure has not had, or could not reasonably be expected to have a material adverse effect on Seller or its ability to consummate the transactions contemplated hereby.

(b) Company (i) is duly organized, validly existing and in good standing as a corporation under the laws of the State of New York and (ii) (A) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except in the case of clauses (ii)(A) and (ii)(B), where any such failure has not had, or could not reasonably be expected to have a Material Adverse Effect on Company. Seller has previously furnished or made available to Buyer true and complete copies of (x) the Certificate of Incorporation of Company, as amended to date (the “Certificate of Incorporation”); (y) the Bylaws of Company, as amended to date (the “Bylaws”) and (z) minutes (or, in the case of minutes that have not yet been finalized, drafts thereof, other than minutes, or portions thereof, relating to the sale of Company and other strategic alternatives) of all meetings of the stockholders of Company, the board of directors of Company and the committees of the board of directors of Company, in each case held since January 1, 2004. The Certificate of Incorporation and the Bylaws are in full force and effect and have not been otherwise amended or modified.

(c) (i) Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) each Company Subsidiary (A) has full limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except in the case of clauses (ii)(A) and (ii)(B), where any such failure has not had, or could not reasonably be expected to have, a Material Adverse Effect on Company. Seller has previously furnished or made available to Buyer true and complete copies of (x) the certificate of formation of each Company Subsidiary, as amended to date; (y) the limited liability company agreement of each Company Subsidiary, as amended to date and (z) minutes (or, in the case of minutes that have not yet been finalized, drafts thereof, other than minutes, or portions thereof, relating to the sale of Company and other strategic alternatives) of all meetings of the members of each Company Subsidiary, the managers of each Company Subsidiary and any committees of each Company Subsidiary, in each case held since January 1, 2004. The certificate of formation and the limited liability company agreement of each Company Subsidiary are in full force and effect and have not been otherwise amended or modified.

Section 3.2 Capitalization and Title to Shares.

(a) The authorized capital stock of Company consists of (i) 9,990,000 shares of Common Stock and (ii) 10,000 shares of preferred stock. As of the date hereof,

(A) 5,634,458.7076 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held by Company in its treasury, and (C) 369,750 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Option Plans, of which 283,117 shares of Common Stock were subject to outstanding and unexercised Company Options. As of the date hereof, no shares of preferred stock of Company were issued and outstanding and no shares of such preferred stock were held in the treasury of Company.

(b) Except as set forth in clause (a) above or in Section 3.2(b) of the Disclosure Schedules, as of the date hereof, there are no Stock Rights issued or authorized by Company or any Company Subsidiary relating to the issued or unissued capital stock or equity interest of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or Stock Rights in Company or any Company Subsidiary. There are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interest of Company (including any Shares of Common Stock) or any Company Subsidiary or any Stock Rights or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(c) Company Subsidiaries constitute all of the Subsidiaries of Company in existence as of the date hereof. Except as set forth in Section 3.2(c) of the Disclosure Schedules, all of the membership interests of Company Subsidiaries are owned directly or indirectly by Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws and the applicable limited liability company agreement or operating agreement of such Company Subsidiary. As of the date of this Agreement, neither Company nor any of Company Subsidiaries directly or indirectly owns or has any right or obligation to subscribe for or otherwise acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Company Subsidiaries).

(d) Seller is the sole record and beneficial owner of the Shares, and, as of the Closing, will own such Shares free and clear of any Liens, other than any Lien existing by virtue of the Securities Act. As of the Closing, the Shares will constitute all of the issued and outstanding capital stock of Company and upon payment and satisfaction of Company’s obligations pursuant to Section 5.9, no Company Options shall be outstanding and exercisable.

Section 3.3 Authority for Agreement. Each of Seller and Company has all necessary limited liability company or corporate power and authority, as the case may be, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Seller and Company of this Agreement, and the consummation by each of Seller and Company of the transactions contemplated by this Agreement, have been duly authorized by all necessary limited liability company or corporate action, as the case may be, on the part of each of Seller and Company and no other limited liability company or corporate proceedings, as the case may be, on the part of each of Seller and Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Seller and Company and, assuming the due authorization, execution and delivery by Buyer and Parent, constitutes a legal, valid and binding obligation of each of Seller and Company enforceable against each of Seller and Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

Section 3.4 No Conflict. The execution and delivery of this Agreement by Seller and Company do not, and the performance of this Agreement by each of Seller and Company and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with or violate (i) the Certificate of Incorporation or Bylaws, or the certificate of formation or the limited liability company agreement of Seller or (ii) the equivalent organizational documents of any Company Subsidiary, (b) subject to Section 3.5, conflict with or violate any Law or Order, in each case, applicable to Seller, Company or any Company Subsidiary or by which any property or asset of Seller, Company or any Company Subsidiary is bound or affected, or (c) except as set forth on Schedule 3.4 of the Disclosure Schedules, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien, other than Permitted Encumbrances, on any property or asset of Seller, Company or any of Company Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller, Company or any Company Subsidiary is a party or by which Seller, Company or any Company Subsidiary or any property or asset of any of them is bound (including any Company Material Contract), except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which could not reasonably be expected to have a Material Adverse Effect on Company.

Section 3.5 Required Filings and Consents. Except as set forth in Section 3.5 of the Disclosure Schedules, the execution and delivery of this Agreement by Seller and Company do not, and the performance of this Agreement by each of Seller and Company will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity except for (i) applicable requirements, if any, of the Securities Act, (ii) those that may be required by the HSR Act, (iii) the filing of customary applications and notices, as applicable, (A) with the FAA, and any approvals of such applications and notices, or (B) with the FCC under the Communications Act, and any approvals of such applications and notices, which, in the case of this clause (iii), are required or appropriate with respect to the transactions contemplated by this Agreement and related to Company’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto, and (iv) customary filings, notices and approvals with any state public service, public utility commissions, state environmental agencies or similar state regulatory bodies with respect to the transactions contemplated by this Agreement and related to Company’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto, the failure of which to make or obtain could not reasonably be expected to cause a Material Adverse Effect on Company.

Section 3.6 Compliance; Regulatory Compliance.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedules, each of Company and Company Subsidiaries (i) has been operated at all times in compliance in all material respects with all Laws applicable to Company or any Company Subsidiary or by which any property, business or asset of Company or any Company Subsidiary is bound or affected and (ii) is not in material default or violation of any material governmental licenses, registrations, permits or franchises to which Company or any Company Subsidiaries is a party or by which Company or any Company Subsidiary or any property or asset of Company or any Company Subsidiaries is bound or affected.

(b) Except as set forth in Section 3.6(b) of the Disclosure Schedules, each of Company and Company Subsidiaries has in effect all required material governmental licenses, registrations, permits, certificates, approvals and authorizations necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used; and neither Company nor any Company Subsidiary has received written notice or, to the Knowledge of Seller, verbal notice from any Governmental Entity that any such material license, permit, certificate, approval or authorization is subject to any adverse action or investigation.

(c) This Section 3.6 does not relate to Tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 3.9, 3.12, 3.13 and 3.14, respectively.

Section 3.7 Financial Statements.

(a) The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). The consolidated balance sheets (including the related notes, where applicable) included in such Company Financial Statements fairly present, in all material respects, the consolidated financial position of Company and Company Subsidiaries at their respective dates, and the consolidated statements of operations, shareholder’s equity and cash flows (in each case, including the related notes, where applicable) included in such Company Financial Statements fairly present, in all material respects, the consolidated operations, shareholder’s equity and cash flows of Company and Company Subsidiaries for the periods indicated.

(b) Except as set forth in Section 3.7(b) of the Disclosure Schedules, neither Company nor any Company Subsidiary has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Company and Company Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the Company Financial Statements for the year ended December 31, 2005, (ii) liabilities or obligations incurred by or on behalf of Company in connection with this Agreement, (iii) liabilities or obligations incurred or to be performed by or on behalf of Company or any Company Subsidiary in the ordinary course of business consistent with past practice since December 31, 2005, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, or could not reasonably be expected to be, material and adverse to the businesses of Company and Company Subsidiaries, taken as a whole. Notwithstanding anything to the contrary in this Agreement, neither Company nor any Company Subsidiary has any liabilities or obligations, contingent or otherwise, of any kind associated with (i) any long term debt incurred since December 31, 2005 (other than under the Company Credit Facilities); (ii) the dissolution of any subsidiaries of Company or any other entities in which Company or any Company Subsidiary had an interest in at the time of dissolution or (iii) the acquisition of any entities or assets, which in each case are not reflected on the Most Recent Balance Sheet.

(c) The tower cash flow data, as set forth in Section 3.7(c) of the Disclosure Schedules, (i) fairly present, in all material respects, the information set forth therein and (ii) was prepared in a manner consistent with the methodology set forth therein.

Section 3.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2005 each of Company and Company Subsidiaries has conducted its respective business only in the ordinary course and in a manner consistent with prior practice and there has not been any event or occurrence of any condition that has had or could reasonably be expected to have a Material Adverse Effect on Company. Except as contemplated by this Agreement, since December 31, 2005 and through the date hereof, there has not been (i) any material change in accounting methods, principles or practices employed by Company or (ii) any action of the types described in Section 5.1(b) or 5.1(c) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

Section 3.9 Taxes.

(a) Except as disclosed in Section 3.9(a) of the Disclosure Schedules, each of Company and Company Subsidiaries has duly filed all material Tax Returns and reports required to be filed by it or has been granted extensions to file such returns or reports, which extensions have not expired and all such Tax Returns were at the time of the respective filings true and accurate in all material respects. Company and each of Company Subsidiaries have paid (or Company has paid on its behalf) all Taxes (i) shown as due on such returns or (ii) otherwise due and payable, except for those Taxes being contested in good faith by appropriate proceedings and that have not had and would not reasonably be expected to have a Material Adverse Effect on Company. There are no Liens (except for Permitted Encumbrances) for any Taxes upon the assets of Company or Company Subsidiaries, other than (i) statutory Liens for Taxes not yet due and payable and (ii) Liens (except for Permitted Encumbrances) for Taxes contested in good faith by appropriate proceedings and (iii) Liens that are not, and would not reasonably be expected to be, material to the businesses of Company and Company Subsidiaries, taken as a whole.

(b) Except as disclosed in Section 3.9(b) of the Disclosure Schedules, no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against Company or any of Company Subsidiaries that are not adequately reserved for and no requests for waivers of the time to assess any such Taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities).

(c) Company and Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.

(d) Except as specifically set forth in this Section 3.9, Seller and Company make no other representations or warranties in this Agreement with respect to Taxes or the other matters set forth in this Section 3.9.

Section 3.10 Litigation.

(a) Section 3.10 of the Disclosure Schedules identifies all pending and, to the Knowledge of Seller, threatened Litigation to which Company or any Company Subsidiary is a party or, to which the assets of Company or any Company Subsidiary are, or will be, subject or bound. There is no Litigation involving Seller, Company or any Company Subsidiary which, if adversely determined could reasonably be expected to have a Material Adverse Effect on Company or on Seller’s ability to consummate the transactions contemplated by this Agreement. There is no Litigation pending or, to the Knowledge of Seller, threatened, against or affecting Seller, Company or any Company Subsidiary or any of their respective assets that has had or could reasonably be expected to have a Material Adverse Effect on Company or on Seller’s ability to consummate the transactions contemplated by this Agreement. For purposes of this Section 3.10(a), “Knowledge of Seller” shall mean the actual knowledge of those persons set forth on Section 3.10(a) of the Disclosure Schedules.

(b) There is not any material Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Seller, investigation by, any Governmental Entity involving Seller, Company or any Company Subsidiary or any of their respective assets.

(c) This Section 3.10 does not relate to Tax matters, employee benefits matters, labor relations matters, or environmental matters which are the subjects of Sections 3.9, 3.12, 3.13 and 3.14, respectively.

Section 3.11 Contracts and Commitments.

(a) Section 3.11(a) of the Disclosure Schedules sets forth a true and complete list as of the date hereof of each Company Material Contract, other than Easements. Seller has previously delivered or made available true and complete copies of each Company Material Contract.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, the Company Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Company and, to the Knowledge of Seller, with respect to each other party to any of such Company Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Company Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. Except as has not had or could not reasonably be expected to have a Material Adverse Effect on Company, (i) there are no existing defaults, violations or breaches by Company or any Company Subsidiary (or events or conditions which, with notice or lapse of time or both would constitute such a default, violation or breach) of any notes, bonds, mortgages, indentures, contracts, agreements or leases to which Company or any of Company Subsidiaries is a party or by which Company or any of Company Subsidiaries or any property or asset of Company or any of Company Subsidiaries is bound or affected, including any Company Material Contract and (ii) to the Knowledge of Seller, there are no such defaults, violations or breaches (or events or conditions which, with notice or lapse of time or both would constitute such a default, violation or breach) with respect to any third party to any such notes, bonds, mortgages, indentures, contracts, agreements or leases. As of the date hereof, Seller has no knowledge of any pending bankruptcy, insolvency or similar proceeding with respect to any party to any Company Material Contract which has had or could reasonably be expected to have a Material Adverse Effect on Company. Section 3.11(b) of the Disclosure Schedules identifies each Company Material Contract that requires the consent of or notice to the other party thereto to avoid any material breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, none of the obligations of Company or any Company Subsidiary under any outstanding performance or removal bonds and sureties relating to any obligations of Company or any Company Subsidiary in connection with any Sites or Towers are secured by letters of credit or other collateral under the Company’s Credit Facilities.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of Disclosure Schedules sets forth a list as of the date hereof of all Company Benefit Plans under which Company, any ERISA Affiliate or any Company Subsidiary has any liability.

(b) Company has made available to Buyer with true and complete copies of (1) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a summary of the material provisions of such plan) in effect on the date hereof, (2) the most recent report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan in effect on the date hereof to the extent any such report was required by applicable Law, (3) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required by applicable Law and (4) each currently effective trust agreement or other funding vehicle relating to any Company Benefit Plan. Except as set forth on Section 3.12 of the Disclosure Schedules, other than severance benefits provided under a Company Benefit Plan, no Company Welfare Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (1) where the full cost of such benefit is borne entirely by the former employee (or his eligible dependents or beneficiaries), (2) where plan benefits are payable through a trust, the fair market value of the assets of which equal or exceed the present value of the liabilities of such plan or (3) where the benefit is required by Section 4980B of the Code.

(c) With the exception of AAT Electronics Corporation Employees Pension Plan, neither Company nor any ERISA Affiliate has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a plan described in Section 3(40) of ERISA or a plan described in Section 413 of the

Code. Except as set forth on Section 3.12(c) of the Disclosure Schedules, there are no unfunded benefit liabilities within the meaning of Section 4001(a)(16) of ERISA with respect to any Company Pension Plan, as determined under reasonable actuarial assumptions (based on the Plan’s most recent actuarial report). No Company Pension Plan subject to the requirements of Section 412 of the Code or Section 302 of ERISA has incurred an “accumulated funding deficiency” (as defined in such applicable section and any regulations thereunder), whether or not waived. No liability to the Pension Benefit Guaranty Corporation, other than payment of required premiums (all of which have been paid or will be paid when due), has been incurred by Company or any ERISA Affiliate with respect to any Company Pension Plan. Company or any ERISA Affiliate have not taken any action to terminate any Company Pension Plan or any action that would reasonably be expected have resulted in a partial termination of any Company Pension Plan. No “reportable event” (as defined in ERISA and the regulations thereunder, but excluding any event for which the thirty day notice requirement has been waived) has occurred or is continuing to occur with respect to any Company Pension Plan.

(d) Except as is not material or as disclosed in Section 3.12(d) of the Disclosure Schedules: (i) each Company Benefit Plan in effect on the date hereof has been administered in all respects in accordance with its terms, and Company, each ERISA Affiliate and each Company Subsidiary and all Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable Laws as to Company Benefit Plans; (ii) all contributions, including participant contributions, required under each Company Benefit Plan have been made in full on a timely and proper basis pursuant to the terms of such plans and applicable Law; (iii) with respect to Company Benefit Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, including claims, audits, and investigations, in connection with which Company, any ERISA Affiliate or any of Company Subsidiaries could reasonably be expected to become subject to liability under ERISA, the Code or any other applicable Law; (iv) the amounts payable pursuant to the terms of a Company Benefit Plan will not be subject to any income tax deduction limit under Section 162(m) of the Code or any other applicable Law; (v) each Company Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, and no such determination letter has been revoked and, to the Knowledge of Seller, revocation has not been threatened; (vi) Company has made available to Buyer a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter; (vii) there are no understandings, agreements or undertakings, written or oral, with any person (other than the express terms of any Company Benefit Plans) that would (pursuant to any such understandings, agreements or undertakings) reasonably be expected to result in any liabilities if any Company Benefit Plan was amended or terminated on or at any time after the Closing or that would prevent any unilateral action by Company (or, after the Closing, Buyer) to effect such amendment or termination; (viii) other than with respect to Company Options, no present or former officers, employees, directors or independent contractors of Company or any Company Subsidiary will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this

Agreement; (ix) other than with respect to Company Options, neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement (alone or in conjunction with a termination of employment) will (A) trigger any funding (through a grantor trust or otherwise) of any compensation or benefits or (B) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under any Company Benefit Plan; (x) other than as set forth in any Company Benefit Plans or as may be required to avoid any adverse tax consequence under Section 409A of the Code, since January 1, 2004, there has not been any adoption or amendment in any material respect by Company or any Company Subsidiaries of any Company Benefit Plan or any agreement (whether or not legally binding) to adopt or amend any such plan; and (xi) only officers, directors and employees of Company or any Company Subsidiaries are eligible for material compensation or benefits under the terms of each Company Benefit Plan, and each individual who is classified by Company or any Company Subsidiary as an “employee” or as an “independent contractor” is properly so classified.

(e) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(f) Except as specifically set forth in this Section 3.12, Seller makes no other representations or warranties in this Agreement with respect to ERISA or the other matters set forth in this Section 3.12.

Section 3.13 Labor and Employment Matters.

(a) Since January 1, 2004, neither Company nor any of Company Subsidiaries has been a party to, or bound by, or conducted negotiations regarding, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the NLRB or voluntarily recognized or recognized under foreign Law. There is no material existing, pending or, to the Knowledge of Seller, threatened (i) Concerted Action involving the employees of Company or any of Company Subsidiaries, (ii) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving Company or any of Company Subsidiaries, (iii) election petition or other activity or proceeding by a labor union or representative thereof to organize any employees of Company or any of Company Subsidiaries, (iv) certification or decertification question relating to collective bargaining units at the premises of Company or any of Company Subsidiaries, or (v) grievance or arbitration demand against Company or any of Company’s Subsidiaries whether or not filed pursuant to a collective bargaining agreement. To the Knowledge of Seller, neither the employees of Company nor the employees of any of Company Subsidiaries have engaged in a material Concerted Action in the past three years.

(b) To the Knowledge of Seller, none of Company, any of Company Subsidiaries or any of their respective representatives or employees has committed an unfair labor practice in connection with the operation of the respective businesses of Company or any of Company Subsidiaries. Each of Company and Company Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, and wages and hours. Each of Company and Company Subsidiaries has reasonably classified under all applicable Laws any workers it deems independent contractors, except to the extent that such mis-classification would not be material to Company and Company Subsidiaries, taken as a whole. Each of Company and Company Subsidiaries has reasonably classified any workers exempt from minimum wage and/or overtime and their minimum wage and overtime calculations comply with applicable Laws, except to the extent that such mis-classification would not be material to Company and Company Subsidiaries. There are no material controversies pending or, to the Knowledge of Seller, threatened between Company, Company Subsidiaries and any of its current or former employees which have resulted in, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

Section 3.14 Environmental Compliance and Disclosure.

(a) Except as has not had, or could not reasonably be expected to have a Material Adverse Effect on Company: (i) each of Company and each Company Subsidiary possesses, and is in compliance with, all permits, licenses, registrations and governmental authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to Company or any Company Subsidiary, as applicable, true and complete copies of which have been made available to Buyer, (ii) there are no proceedings, investigations or inquiries pending, or, to Seller’s knowledge, threatened to cancel, modify, or not renew any such permits, licenses, registrations or governmental authorizations, and (iii) Company and each Company Subsidiary is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws.

(b) Neither Company nor any Company Subsidiary has received written notice of actual or threatened or potential liability, or request for information that would be material to the business of Company and Company Subsidiaries, taken as a whole, under CERCLA or any similar applicable state or local statute or ordinance from any governmental agency.

(c) Except as has not had, or could not reasonably be expected to have a Material Adverse Effect on Company, no Hazardous Materials have ever been or are being spilled, released, discharged, disposed, placed, or, to the Knowledge of Seller, migrated, or otherwise caused to become located in any environmental medium, including, without limitation, soil, sub-surface strata, air, water or ground water, under, at, or upon any Site currently or previously owned or leased by Company or any Company Subsidiary.

(d) Neither Company nor any Company Subsidiary has entered into or agreed to, nor does either contemplate entering into, any material consent or Order, and neither Company nor any Company Subsidiary is subject to any material consent or Order, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(e) Neither Company nor any Company Subsidiary has been subject to any administrative or judicial proceeding material to the business of Company and Company Subsidiaries, taken as a whole, pursuant to, and, to the Knowledge of Seller, has not been alleged in writing by any Governmental Entity to be in violation in a manner material to the business of Company and Company Subsidiaries, taken as a whole, of applicable Environmental Laws either now or any time previously which has not been fully resolved.

(f) Neither Company nor any Company Subsidiary has received notice that it is subject to any material claim, obligation, investigation, inquiry, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and arising out of any act or omission of Company or any Company Subsidiary, its employees, agents or representatives or, to the Knowledge of Seller, arising out of the ownership, use, control or operation by Company or any Company Subsidiary of any Site from which any Hazardous Materials were released into the environment, that has not been addressed or remediated in accordance with applicable Environmental Laws by Company when it was ultimately determined that it was Company’s responsibility or obligation to do so.

(g) Except as has not had, or could not reasonably be expected to have a Material Adverse Effect on Company, no Tower Related Asset or any Site contains any asbestos, PCBs or underground or aboveground storage tanks.

(h) Seller has made available to Buyer, true and complete copies of surveys, reports, assessments, audits, evaluation investigations, remedial actions, sampling results or other documents relating to the presence, migration or disposal of any Hazardous Materials or noncompliance with Environmental Laws prepared for or at the request of Company or any Company Subsidiary or with regard to any Site currently or previously owned or leased by Company or any Company Subsidiary.

(i) For purposes of this Section 3.14, the term “Site” shall exclude Managed Sites, to the extent that Company or any Company Subsidiary is not an owner or operator of the Site under CERCLA.

(j) Except as specifically set forth in this Section 3.14, Seller makes no other representations or warranties in this Agreement with respect to Environmental Laws, environmental matters or the other matters set forth in this Section 3.14.

Section 3.15 Intellectual Property. To the Knowledge of Seller, there are no valid grounds for any bona fide material claims (A) against the use by Company or any Company Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of Company or any Company Subsidiary as currently conducted, (B) challenging the ownership, validity or effectiveness of any of Company Intellectual Property Rights material to Company and Company Subsidiaries, taken as a whole, or (C) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by Company or any Company Subsidiary. Company and each Company Subsidiary owns, or is licensed to use (in each case free and clear of any Liens that would survive Closing), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted.

Section 3.16 Brokers. Except for the Company Independent Advisors, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (all of which shall be the sole responsibility of Seller, and not Company or Buyer) in connection with this Agreement or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or Seller.

Section 3.17 Insurance. Seller has made available to Buyer prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming Company, any Company Subsidiary or employees thereof as an insured or beneficiary or as a loss payable payee or for which Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. All such material insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither Company nor any Company Subsidiary has received, as of the date hereof, written notice of any pending cancellation or premium increase (retroactive or otherwise) with respect thereto. Each of Company and Company Subsidiaries is in compliance in all material respects with all conditions contained in such insurance policies.

Section 3.18 Real Property. Except as set forth on Section 3.18 of the Disclosure Schedules, Company or Company Subsidiary holds marketable and insurable fee simple title in the case of Owned Sites, or a valid and insurable leasehold or other valid interest or right in the case of Leased Sites and Other Interest Sites, free and clear of all Liens, other than Permitted Encumbrances.

Section 3.19 Title; Ownership and Related Matters. To the Knowledge of Seller, except as set forth on Section 3.19 of the Disclosure Schedules, Company (or a Company Subsidiary) owns all right, title and interest in or to, or has a valid leasehold interest in or other right to use, all of the Improvements, Towers, Managed Sites, Easements and Tower Related Assets, free and clear of any Liens, other than Permitted Encumbrances. Except as disclosed in Schedule 3.19 of the Disclosure Schedules, the interests held by Company with respect to such Improvements, Towers, Sites and the Tower Related Assets include, or will include as of the Closing Date, sufficient rights to all personal property, both tangible and intangible, and agreements reasonably necessary to operate such Improvements, Towers, Sites and Tower Related Assets in all material respects as operated by Company on or immediately prior to the date of this Agreement.

Section 3.20 Utilities and Access. Each Site (other than Managed Sites) has adequate utilities necessary for the current use and operation of such Site and such utilities are, to the Knowledge of Seller, except as set forth in Section 3.20 of the Disclosure Schedules, installed up to the boundaries of such Site within valid easements. Except as set forth on Section 3.20 of the Disclosure Schedules, to the Knowledge of Seller, Company has adequate direct practical and vehicular access to each Site.

Section 3.21 Security Deposits. As of December 31, 2005, Company did not and as of the Final Balance Sheet will not have any customer security deposits not reflected on the balance sheet as a customer deposit.

Section 3.22 Tower/Tenant Information.

(a) Seller and Company have made available the following items in Seller’s online data room, copies of which are attached to Section 3.22(a) of the Disclosure Schedules: (i) item 4.3 “Schedule of Tenant Leases on Owned Towers”, (ii) item 4.4 “Schedule of Tenant Leases on Non-Owned Towers”, (iii) item 4.5 “Schedule of Active Leases on Owned Sites”, (iv) item 4.8 “2004 Lease-Up Summary”, (v) item 4.9 “2005 Lease-Up Summary”, (vi) item 4.10 “Real and Personal Property Tax Data for Towers”, (vii) item 4.11 “Tenant and Ground Lease Escalator Information” and (viii) item 4.13 “Schedule of Land Leases with Revenue Sharing”. To the best of Seller’s Knowledge, the information listed in clauses (i), (ii), (iii), (vi), (vii) and (viii) above are true and correct, and the information set forth in clauses (iv) and (v) above has been prepared and calculated consistent with Company’s past practices, except, in each such case, for those errors or inaccuracies that could not reasonably be expected to have a Material Adverse Effect on Company.

(b) Section 3.22(b) of the Disclosure Schedules sets forth a list of all Tenant Leases (i) for which Company was recognizing revenue (excluding the effect of SFAS 13) as of February 1, 2006 and under which the tenant had provided notice by February 1, 2006 of non-renewal or termination, (ii) for which Company was accruing revenue (excluding the effect of SFAS 13) as of February 1, 2006, but which were 90 days or more past due as of January 31, 2006 and (iii) where the tenant was in bankruptcy or receivership proceedings February 1, 2006 and that were on an accrual basis of revenue recognition as of February 1, 2006.

Section 3.23 Defects. Except as set forth on Section 3.23 of the Disclosure Schedules, to the Knowledge of Seller, there are no material physical, structural (excluding with respect to structural capacity, loading and a Tower’s ability to accommodate tenants) or mechanical defects in any of the Towers or other material Improvements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF BUYER AND PARENT

Buyer and Parent, jointly and severally represent and warrant to Seller as follows:

Section 4.1 Organization and Standing. (i) Each of Buyer and Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (ii)(A) has full limited liability company or corporate power and authority, as the case may be, and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (B) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except in the case of clauses (ii)(A) and (ii)(B), where any such failure has not had, or could not reasonably be expected to have, a Buyer Material Adverse Effect or Parent Material Adverse Effect.

Section 4.2 Authority for Agreement. Each of Buyer and Parent has all necessary limited liability company or corporate power and authority, as the case may be, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Buyer and Parent of this Agreement, and the consummation by each of Buyer and Parent of the transactions contemplated by this Agreement, have been duly authorized by all necessary limited liability company or corporate action, as the case may be, on the part of each of Buyer and Parent and no other limited liability company or corporate proceedings, as the case may be, on the part of each of Buyer and Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Parent, and assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of each of Buyer and Parent, enforceable against each of Buyer and Parent in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

Section 4.3 No Conflict. The execution and delivery of this Agreement by each of Buyer and Parent does not, and the performance of this Agreement by each of Buyer and Parent and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with or violate the organizational documents of Buyer or Parent (b) subject to Section 4.4, conflict with or violate any Law or any Order, in each case applicable to Buyer, Parent or any of their respective Subsidiaries, or by which any property or asset of Buyer or Parent is bound, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Buyer, Parent or any of their respective Subsidiaries, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer, Parent or any of their respective Subsidiaries is a party or by which Buyer, Parent or any of their respective Subsidiaries, or any property or asset of any of them is bound, except, in the case of clauses (b) and (c) above, for any such conflicts, violations, breaches, defaults or other occurrences which have not had and could not reasonably be expected to have a Buyer Material Adverse Effect or a Parent Material Adverse Effect.

Section 4.4 Required Filings and Consents. The execution and delivery of this Agreement by Buyer and Parent does not, and the performance of this Agreement by Buyer and Parent will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Securities Act, (ii) listing of the Stock Consideration on the Nasdaq National Market, (iii) those that may be required by the HSR Act, (iv) the filing of customary applications and notices, as applicable, (A) with the FAA, and any approvals of such applications and notices, or (B) with the FCC under the Communications Act, and any approvals of such applications and notices, which, in the case of this clause (iv), are required or appropriate with respect to the transactions contemplated by this Agreement and related to Buyer’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto, and (v) customary filings, notices and approvals with any state public service, public utility commissions, state environmental agencies or similar state regulatory bodies with respect to the transactions contemplated by this Agreement and related to the consummation of the transactions contemplated by this Agreement as a result of Buyer’s ownership or operation of communications or broadcast towers and the assets and properties relating thereto, the failure of which to make or obtain could not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5 Litigation.

(a) There is no Litigation that which, if adversely determined, could reasonably be expected to have a Buyer Material Adverse Effect or a Parent Material Adverse Effect. There is no Litigation pending or, to the Knowledge of Buyer, threatened, against or affecting Buyer, Parent or any of their respective assets that has had or could reasonably be expected to have a Buyer Material Adverse Effect or a Parent Material Adverse Effect.

(b) There is not any Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Buyer, investigation by, any Governmental Entity involving Buyer, Parent or any of their respective Subsidiaries or assets that has had or could reasonably be expected to have a Buyer Material Adverse Effect or a Parent Material Adverse Effect.

Section 4.6 Brokers. Except for the Buyer Independent Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission (all of which shall be the sole responsibility and obligation of Buyer, and not Seller, Company or any Company Subsidiary) in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Parent.

Section 4.7 Independent Review. Each of Parent and Buyer has had the opportunity to conduct its own independent review and analysis of the business and assets and liabilities of Company and Company Subsidiaries, their condition, cash flow and prospects. In entering this Agreement, each of Parent and Buyer has relied solely upon its own investigation and analysis and the representations and warranties contained in this Agreement. Except for the representations and warranties contained in this Agreement (including the Disclosure Schedules hereto), each of Seller and Company makes no other representation or warranty to Buyer or Parent, express or implied, and Seller and Company hereby disclaim any such representation or warranty, whether by Seller, Company or any of their agents, brokers or representatives of any other person, notwithstanding the delivery or disclosure to Buyer or Parent or any of their respective officers, directors, employees, agents or representatives or any other person of any document or other information by or on behalf of Seller, Company or any of their respective officers, directors, employees, agents or representatives or any other person.

Section 4.8 Financing. Buyer has delivered to Seller true and correct copies of the Commitment Letter, dated March 17, 2006, issued by DB Structured Products Inc. and JP

Morgan Chase Bank N.A. (the “Commitment Letter”), and the Commitment Letter is in full force and effect.

Section 4.9 Securities Laws. Buyer will not offer, sell, transfer, assign, pledge or hypothecate any portion of the Shares in the absence of registration, except pursuant to an applicable exemption under federal and all applicable state securities laws.

Section 4.10 Validity of Shares; Listing. When issued and delivered in accordance with this Agreement, the Stock Consideration to be delivered under this Agreement shall (a) be duly and validly authorized, issued and outstanding, (b) be fully paid and non assessable, (c) be free and clear of any Liens, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements, (d) be listed on The Nasdaq National Market and (e) not have been issued in violation of the preemptive or other similar rights of any Person.

Section 4.11 Capitalization. Parent’s capital stock consists of (i) 200,000,000 shares of Parent Common Stock, of which 85,615,334 shares were validly issued and outstanding (as of March 13, 2006), fully paid and nonassessable, (ii) 8,100,000 shares of Class B Common Stock, $.01 par value per share, of which none are issued and outstanding (as of March 13, 2006), and (iii) 30,000,000 shares of Preferred Stock, $.01 par value per share, of which there are currently five series of Preferred Stock designated consisting of 8,050,000 shares of 4% Series A Convertible Preferred Stock, 8,050,000 shares of 4% Series B Redeemable Preferred Stock, 4,472,272 shares of 4% Series C Convertible Preferred Stock, 4,472,272 shares of 4% Series D Redeemable Preferred Stock, and 100,000 shares of Series E Junior Participating Preferred Stock, of which none from any of the five series are issued and outstanding. In addition, as of March 13, 2006, Parent has reserved (1) 5,233,148 shares of Parent Common Stock issuable upon exercise of outstanding stock options, (2) 6,339,868 shares of Parent Common Stock that may be issued upon exercise of options that may be granted in the future under Parent’s 2001 Equity Participation Plan, (3) 653,138 shares of Parent Common Stock that may be issued under Parent’s 1999 Employee Stock Purchase Plan and (4) 2,305,906 shares of Parent Common Stock issuable under Parent’s registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions.

Section 4.12 Legal Compliance. Buyer and Parent are in material compliance with, and the respective businesses of Buyer and Parent are being conducted in compliance with, all applicable Laws, Orders and permits which are necessary to conduct the business now operated by them, and neither Buyer or Parent has received written notice of any Litigation alleging any failure to so comply, except in each case such as could not reasonably be expected to have a Buyer Material Adverse Effect or a Parent Material Adverse Effect. The material permits under which Buyer or Parent are operating or bound (i) constitute all material permits used or required in the conduct of the respective businesses of Buyer and Parent as presently conducted and (ii) are in full force and effect, except in each case as could not reasonably be expected to have a Buyer Material Adverse Effect or a Parent Material Adverse Effect.

Section 4.13 Material Contracts. Neither Buyer nor Parent is in default, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default under, any material contract, agreement, instrument, commitment and other arrangement to which Buyer or Parent is a party or otherwise relating to or affecting any of their respective assets, including, without limitation, employment, severance or consulting agreements, loan, credit or security agreements, joint venture agreements and license and distribution agreements, except in each case such as could not reasonably be expected to have a Buyer Material Adverse Effect or a Parent Material Adverse Effect.

Section 4.14 Reports and Financial Statements.

(a) Parent has filed with the SEC, and has therefore made available to Seller (by public filing with the SEC or otherwise) true and complete copies of all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by Parent pursuant to the Exchange Act since January 1, 2003 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by Parent and in either case, publicly available prior to the date hereof. None of the SEC Filings (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any SEC Filings filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing.

(b) Except to the extent updated, amended, restated or corrected by a subsequent SEC Filing, all of the financial statements included in the SEC Filings, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Parent Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect). The consolidated balance sheets (including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which could not reasonably be expected to be material, individually or in the aggregate.

(c) Parent has designed and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The management of Parent has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Neither Parent nor any of its consolidated subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent and its consolidated subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of Parent and its consolidated subsidiaries as of December 31, 2005, including the notes thereto, contained in the SEC Filings, (ii) liabilities or obligations incurred on behalf of Buyer in connection with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 1, 2006, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, or could not reasonably be expected to be, material and adverse to the businesses of Parent and its consolidated subsidiaries, taken as a whole.

Section 4.15 Status under the Securities Act. At the time of filing the Registration Statement, the Parent (i) will be a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) and (ii) will not be an “ineligible issuer” (as defined in Rule 405 under the Securities Act), in each case at the times relevant under the Securities Act in connection with the offering of the Stock Consideration.

Section 4.16 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since January 1, 2006, Parent has conducted its business only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Company’s Business Prior to Closing.

(a) Seller covenants and agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, unless Buyer shall otherwise agree in writing (such agreement not to be unreasonably withheld),

Buyer shall have failed to respond to any written request to take any action contemplated under this subsection (a) within forty-eight (48) hours of Buyer’s receipt of Seller’s written request, or as otherwise contemplated by this Agreement, and subject to the disclosure in Section 5.1 of the Disclosure Schedules, Seller shall cause Company to ensure that (i) the business of Company and Company Subsidiaries shall be conducted in the ordinary course of business, in all material respects, and in a manner consistent with prior practice, in all material respects, and (ii) Company and Company Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and key employees and to preserve, in all material respects, the current relationships of Company and Company Subsidiaries with customers, suppliers and other persons with which Company or Company Subsidiaries have business dealings consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, unless Buyer shall otherwise agree in writing (such agreement not be unreasonably withheld), Buyer shall have failed to respond to any written request to take any action contemplated under this subsection (a) within forty-eight (48) hours of Buyer’s receipt of Seller’s written request, or as otherwise contemplated by this Agreement, Seller shall cause Company to:

(i) promptly notify Buyer of any receipt of delivery of any notice of default under the Company Material Contracts and will use commercially reasonable efforts to promptly cure such default to the extent that such default is curable;

(ii) deliver to Buyer copies of any notice of violation of any Governmental Law relating to the Towers or Sites, and any notice of violation of any site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to any Tower or Site; and

(iii) transfer, assign or otherwise dispose of, all of the Excluded Assets out of Company and cause, subject to Section 5.11, Company and Company Subsidiaries to be released of any liability associated with the Excluded Assets.

(b) Seller covenants and agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, unless Buyer shall otherwise agree in writing (such agreement not to be unreasonably withheld), Seller shall not permit any of Company or any Company Subsidiary to, except as disclosed in Section 5.1 of the Disclosure Schedules: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any split, combination or reclassification of capital stock of a wholly-owned Company Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly-owned Company Subsidiary to Company or another wholly-owned Company Subsidiary; (iii) repurchase, redeem or otherwise acquire any shares of its capital stock, other than pursuant to any obligations contained in Company Benefit Plans or (iv) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale of, or otherwise encumber any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares upon the exercise of Company Options outstanding as of the date of this Agreement.

(c) Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Disclosure Schedules or as otherwise expressly contemplated by any other provision of this Agreement (including payment of fees and expenses to consummate the transactions contemplated by this Agreement), during the period from the date of this Agreement until the earlier of Closing and the termination of this Agreement in accordance with Section 8.1, unless Buyer shall otherwise agree in writing (such agreement not to be unreasonably withheld) or Buyer shall have failed to respond to any written request to take any action contemplated under this subsection (c) within forty-eight (48) hours of Buyer’s receipt of Seller’s written request, Seller shall cause Company and each Company Subsidiary not to:

(i) amend the Certificate of Incorporation, the Bylaws or the equivalent organizational documents of any Company Subsidiary;

(ii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, or repay, redeem or repurchase any such indebtedness other than borrowings under the Company Credit Facilities;

(iii) make any loans or advances to any other person (other than (A) advances to employees for Company expenses that are made in the ordinary course consistent with past practice and in a manner that does not violate applicable Law or (B) loan or advances between Company and any wholly-owned Company Subsidiary);

(iv) other than in the ordinary course consistent with past practices, sell, mortgage, pledge or otherwise encumber any of its assets or properties (other than its Tenant Leases, Ground Leases, Towers, Tower Related Assets, Sites or Improvements);

(v) sell, mortgage, pledge or otherwise encumber any of its Tenant Leases, Ground Leases, Towers, Tower Related Assets, Sites or Improvements (other than pursuant to the Company Credit Facilities);

(vi) directly or indirectly acquire (x) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) any material assets,

(vii) implement or adopt any material change in its accounting policies other than as may be required by applicable Law or GAAP;

(viii) other than as required to comply with applicable Law or a Company Benefit Plan as in effect on the date hereof or as may be required to avoid adverse treatment under Section 409A of the Code: (A) amend any of the terms or conditions of employment for any of its directors or officers; (B) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, officers or directors of Company or Company Subsidiaries, except (1) the creation of any obligations with respect to compensation and standard benefits in connection with the hiring of any new employees, effected in the ordinary course of business consistent with past practices, or (2) entry into any retention agreements with employees, provided that Company’s obligations under any such retention agreements terminate on or before the Closing Date without further liability to Company after the Closing Date; (C) enter into any new (except as permitted by clause (1) above), or amend any existing, employment agreements or (D) make any change to Company Benefit Plans except to the minimum extent required to satisfy applicable Law;

(ix) modify or amend in any material respect or terminate or cancel any Company Material Contract or enter into any agreement or contract that would qualify as a Company Material Contract;

(x) except as permitted by clause (iii) of this Section 5.1(c), pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors;

(xi) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business;

(xii) except as expressly contemplated by Section 3.9(a) of the Disclosure Schedules, make any material tax election or settle or compromise any income Tax liability, except to the extent subject to and not in excess of reserves that are disclosed in Company Financial Statements that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP;

(xiii) pay, discharge, settle or satisfy any claims, Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business or to the extent subject to and not in excess of reserves that are disclosed in Company Financial Statements that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP;

(xiv) make or agree to make any new capital expenditure or expenditures (including new tower construction) which, individually, are in excess of $250,000 or, in the aggregate, are in excess of $750,000 in any month; or

(xv) authorize, or commit or agree to take, any of the foregoing actions.

(d) In connection with the continued operation of Company and Company Subsidiaries between the date hereof and the Closing Date, Seller will reasonably confer in good faith on a regular basis with one or more representatives of Buyer designated to Company regarding operational matters and the general status of ongoing operations of Company.

Nothing contained in this Agreement will give Buyer, directly or indirectly, the right to control or direct Company’s operations prior to the Closing.

(e) Notwithstanding anything herein to the contrary, at or immediately prior to Closing, Company may dividend and distribute to Seller all cash and cash equivalents of Company as of the Closing Date.

(f) Notwithstanding anything herein to the contrary, Seller shall be entitled, at any time between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, to cause Company to transfer, assign or otherwise dispose of, any or all of the Excluded Assets to any Affiliate or third party.

Section 5.2 Access to Information; Confidentiality. Subject to the confidentiality agreements between Buyer and Company, dated December 20, 2005 and February 27, 2006 (together, the “Confidentiality Agreement”), from the date hereof to the Closing, Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of Company to, upon prior, reasonable advance notice, afford the Representatives of Buyer reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of Company and Company Subsidiaries, and shall furnish Buyer with all financial, Tax, operating and other data and information as Buyer, through its Representatives, may reasonably request. Company shall furnish to Buyer such monthly financial and operating data and information as Company has historically provided to management or its investors in the ordinary course of business consistent with past practice. Buyer will remain subject to the terms of the Confidentiality Agreement.

Section 5.3 Notification of Certain Matters. Seller shall give prompt notice to Buyer of the occurrence, or non-occurrence, of any event which would reasonably be expected to result in a failure of the condition set forth in either Section 6.2(a) or 6.2(b); provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to Buyer. Buyer shall give prompt notice to Seller of the occurrence, or non-occurrence, of any event which would reasonably be expected to result in a failure of the condition set forth in either Section 6.3(a) or 6.3(b); provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available hereunder to Seller.

Section 5.4 Transfer Taxes. Any real or personal property transfer or similar Taxes resulting from the transactions contemplated by this Agreement, if any, shall be the responsibility and liability of Company and Buyer and not Seller.

Section 5.5 Further Assurances.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and cooperate to do all things necessary, proper or advisable under Law to consummate the transactions contemplated by this Agreement, including using all reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with Company and Company Subsidiaries or Buyer and Parent as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI, (ii) make all required regulatory filings and applications, (iii) defend all lawsuits or other legal proceedings and contest and resist any action challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and (v) cause the conditions set forth in Article VI to be satisfied solely with respect to such party’s obligations. No party hereto shall take any action that would prohibit or materially impair or delay the ability of any party to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement or to otherwise consummate the transactions contemplated by this Agreement. For purposes of this Section 5.5, “reasonable best efforts” shall not include the obligation to commence or pursue litigation.

(b) Each of Seller and Buyer shall, in connection with its obligation to use reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other federal, state or foreign antitrust or fair trade law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from or given by such party to, the Antitrust Division of the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person and (iv) if practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Law, each of Buyer and Seller shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

(d) Parent and Buyer shall use their reasonable best efforts to take all actions necessary or required to satisfy the conditions set forth in Exhibit B to the Commitment Letter.

Section 5.6 No Solicitation. Seller shall not, nor shall it authorize or permit Company or any Company Subsidiary or its or their Representatives to, directly or indirectly, (A) solicit, initiate or encourage, or take any other action designed to, or which would reasonably be expected to facilitate, the sale of substantially all of the assets or equity securities or business of Company and Company Subsidiaries, taken as a whole, or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate with, any such transaction. Seller shall, and shall cause Company and Company Subsidiaries and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any sale of substantially all of the assets or equity securities or business of Company and Company Subsidiaries, taken as a whole, and request the prompt return or destruction of all confidential information previously furnished to any such person.

Section 5.7 Duty to Maintain Existing Rights to Indemnification.

(a) It is understood and agreed that all rights to indemnification by Company or any Company Subsidiary now existing in favor of each present and former director, officer and employee of Company or Company Subsidiaries (the “Company Indemnified Parties”) as provided in Company Certificate of Incorporation or Company Bylaws or organizational documents of Company Subsidiaries, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing, and Buyer shall (i) following the Closing, cause Company and any of its successors or assigns to continue in full force and effect for a period of at least six years from the Closing Date and (ii) perform, or cause Company and any of its successors or assigns to perform, in a timely manner, Buyer’s and Company’s obligations with respect thereto. Buyer agrees that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Closing Date shall survive, whether or not such claims shall have been finally adjudicated or settled as of such date.

(b) The provisions of this Section 5.7 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party and his or her heirs and representatives. Buyer will pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that a Company Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.7 (subject to reimbursement if the Indemnified Party is subsequently determined not be entitled to indemnification under Section 5.7(a)).

(c) If Buyer or, following Closing, Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provisions will be made so that the successors and assigns of Buyer or Company, as the case may be, will assume the obligations set forth in this Section 5.7.

Section 5.8 Public Announcements. Buyer and Seller shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and approve (which approval shall not be unreasonably withheld), any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which

Buyer is a party. The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties.

Section 5.9 Company Options. As of immediately prior to and conditioned upon the Closing and without any action on the part of any optionholder, all Company Options shall fully vest and become exercisable and shall be converted into the right to receive cash in an amount equal to the “in-the-money” value thereof, based on the formula set forth in Section 5.9 of the Disclosure Schedules. At or prior to the Closing, Company and the board of directors (or a duly authorized committee acting on behalf of the board of directors) of Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 5.9. Company shall take all actions necessary to ensure that (i) at the Closing any share of Common Stock issued pursuant to a Company Option is repurchased by Company at Company’s expense or transferred to Buyer and (ii) from and after the Closing, neither Company nor Buyer will be required to deliver shares of Company Common Stock or other capital stock of Company to any person pursuant to or in settlement of Company Options after the Closing. Company shall withhold from any payments made to any optionholder in settlement of Company Options any and all Taxes or other amounts required by Law to be withheld.

Section 5.10 Employees.

(a) Seller shall provide each Covered Employee whose employment with Company is terminated by Buyer on the Closing Date following the Closing (other than for “cause”, as defined in Section 5.10(f) below), with severance pay and benefits, as applicable, in accordance with Company’s severance plan identified in Section 3.12 of the Disclosure Schedules. No later than twenty-five (25) days following the date of this Agreement, Buyer shall inform Seller in writing of the name of any Covered Employee whose employment with Company Buyer intends to terminate on the Closing Date.

(b) For a period commencing on the Closing Date and ending on the first year anniversary of the Closing, Buyer shall or shall cause Company to maintain in effect compensation to the Covered Employees that remain employed by Company following the Closing Date which is substantially similar to the compensation provided by Company as in effect on the date hereof to such Covered Employees.

(c) Following the Closing, each Covered Employee that remains employed by Company shall be eligible to participate in employee benefit plans maintained by Parent or its Affiliates in accordance with the terms of such plans and providing benefits no less favorable than to other similarly situated employees of Parent or Buyer. For purposes of determining eligibility to participate in, and non-forfeitable rights under, any employee benefit plan or arrangement of Buyer or, following Closing, Company, Covered Employees who remain employed by Company following the Closing Date shall receive service credit for service with Company and any Company Subsidiary (and with any predecessor or acquired entities or any other entities for Company or any Company Subsidiary granted service credit) as if such service had been completed with Buyer.

(d) Buyer shall or following Closing shall cause Company to waive or cause its insurance carriers to waive any pre-existing condition limitation on participation and coverage applicable to any Covered Employee who remains employed by Company following the Closing or any of his or her covered dependents under any Buyer or Company health or welfare plan (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Closing to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding Company Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. Buyer shall or following Closing shall cause Company to provide each Covered Employee who remains employed by Company following the Closing Date with credit for any co-payments and deductibles paid prior to the Closing and during the calendar year in which the Closing occurs under any Company Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Closing.

(e) Buyer shall or following Closing shall cause Company to recognize any unused paid time off and sick leave hours available to each Covered Employee as of the Closing under Company’s paid time off policy applicable to such Covered Employee, up to the amount of accrued liability included in the Company’s Final Balance Sheet, and to recognize service by each Covered Employee with Company for purposes of determining eligibility for vacation and sick leave following the Closing under the applicable vacation and sick leave policies of Buyer or Company.

(f) Following Closing, if Buyer terminates the employment with Company of any Covered Employee, or Buyer otherwise fails to adhere to the employment requirements and policies set forth in Company’s severance plan identified in Section 3.12 of the Disclosure Schedules with respect to any such Covered Employee, in each case, within twelve (12) months following the Closing Date, Buyer or Company shall provide each such Covered Employee with severance pay and benefits, as applicable, in accordance with Company’s severance plan identified in Section 3.12 of the Disclosure Schedules, subject only to Buyer’s right to terminate any such employment for Cause (as defined herein). Termination for “Cause” shall mean termination of an employee from employment with Buyer for any of the following reasons: (i) the employee’s willful failure to substantially perform his or her duties and responsibilities to Buyer or deliberate violation of a material policy of Buyer; (ii) the employee’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the employee’s material unauthorized use or disclosure of any proprietary information or trade secrets of Buyer or any other party to whom the employee owes an obligation of nondisclosure as a result of his or her relationship with Buyer; or (iv) employee’s willful and material breach of any of his or her obligations under any written agreement or covenant with Buyer.

(g) Without limiting the scope of Section 8.1, nothing in this Section 5.10 shall confer any rights or remedies of any kind or description upon any Covered Employee or any other person other than Seller, Company and Buyer and their respective successors and assigns.

(h) Notwithstanding anything herein to the contrary, on or before the Closing, Company may in its sole discretion terminate any Company Pension Plan provided that the termination is not reasonably expected to have a Material Adverse Effect on Company.

(i) With respect to any “M&A qualified beneficiary” within the meaning of Treas. Reg. § 4980B-9 Q&A 4, continuation coverage under COBRA shall be furnished under a Buyer group health plan. In the event of any corporate reorganization of Buyer prior to Buyer’s fulfillment of its obligations under COBRA to any M&A qualified beneficiaries hereunder, Buyer shall require, as a condition of any such transaction, that the transferee(s) of any stock or assets assume and fulfill the remaining COBRA obligations to M&A qualified beneficiaries.

(j) Buyer shall not, at any time prior to one hundred eighty (180) days after the Closing Date, effectuate a “mass layoff” or “plant closing” as those terms are defined under the WARN Act, or any similar state Law, and the rules and regulations promulgated thereunder, affecting in whole or in part any facility, site of employment, operating unit or employee of Company and any Company Subsidiary without complying fully with the requirements of the WARN Act or such applicable state Law.

Section 5.11 Transitional Facilities. Seller shall use its commercially reasonable efforts to cause Cequel III, LLC to provide Buyer and Company sufficient space and facilities at Company’s current corporate headquarters located in St. Louis, Missouri for twenty (20) employees for a period of three (3) months from the Closing Date, at no cost to Company or Buyer.

Section 5.12 Automatic Shelf Registration Statement. As soon as reasonably practicable following the date hereof, an “automatic shelf registration statement” as defined under Rule 405 under the Securities Act on Form S-3 registering the sale of Parent Common Stock, among other securities, will have been filed by Parent with the SEC which shall, among other things, permit the resale of the Stock Consideration by Seller (and any transferees or distributees of Stock Consideration pursuant to Section 2.5(c)). As of the Closing, such registration statement, and any post-effective amendment thereto, if any, shall have become effective on filing and no stop order suspending the effectiveness of such registration statement or any part thereof will have been issued and no proceeding for that purpose or under Section 8A of the Securities Act will have been initiated or threatened by the SEC, and no notice of objection of the SEC to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Act will have been received by the Parent. The registration statement, any post-effective amendment thereto, the base prospectus and any prospectus supplement relating to the Stock Consideration filed with the Commission pursuant to Rule 424(b) under the Securities Act (including but not limited to, the Prospectus Supplement), each as amended at the time such part of the registration statement becomes effective, together with the exhibits thereto and the documents incorporated by reference therein, are hereinafter collectively referred to as the “Registration Statement.” Upon filing, the Registration Statement conformed and, will conform, in all material respects to the requirements of the Securities Act and the rules and regulations thereunder, except during any suspension permitted by Section 5.13. The Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and the prospectus contained therein (which shall, if applicable, include the base prospectus included in the Registration Statement and the Prospectus Supplement, in each case as they may be amended or supplemented from time to time) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made therein, not misleading; provided, that no representation or warranty is made as to information contained in or omitted from the Registration Statement, or the base prospectus or any prospectus supplement in reliance upon and in conformity with written information relating to Seller furnished to Parent by Seller or any representatives on behalf of Seller (or any transferees or distributees of Stock Consideration pursuant to Section 2.5(c)) expressly for use in the Registration Statement, prospectus or prospectus supplement relating to the Stock Consideration.

Section 5.13 Prospectus Supplement; Effectiveness of Registration Statement; Marketed Secondary Offering.

(a) At the Closing, Parent shall deliver to Seller (or any transferee or distributees pursuant to Section 2.5(c)) a form of final Prospectus Supplement (in such quantities as it or they may reasonably request) relating to the resale of the Stock Consideration by Seller (and any transferees or distributees of Stock Consideration pursuant to Section 2.5(c)), together with a Prospectus to be filed with the SEC in accordance with Rule 424(b) under the Securities Act (the “Prospectus Supplement”), and no later than the SEC’s close of business on the second Business Day following the Closing shall file the Prospectus Supplement with the SEC pursuant to Rule 424(b) under the Securities Act. Parent further agrees to file promptly with the SEC any amendment or supplement to the Prospectus Supplement that may, in the judgment of Parent, be required by the Securities Act or requested by the SEC. Parent agrees to advise Seller, promptly after it receives notice thereof, of the time when the Prospectus Supplement or any amendment or supplement thereto is filed and to promptly deliver such number of Prospectus Supplements or any amendments or supplements thereto as Seller (and any transferees or distributees of Stock Consideration pursuant to Section 2.5(c)) may request.

(b) Parent covenants and agrees to use its reasonable best efforts to keep the Registration Statement continuously effective for the lesser of (i) two years (plus the amount of time that the Registration Statement or Prospectus Supplement may not be used or are not available from time to time to effect resales of any Stock Consideration hereunder) (the “Minimum Effective Period”) or (ii) until such earlier date as of which all the Stock Consideration shall have been disposed of in the manner described in the Registration Statement. Parent may suspend the effectiveness of the Registration Statement and the use of any Prospectus included therein in the event, and for such period of time as (i) such a suspension is required by the rules and regulations of the SEC as applied to Parent, (ii) such Prospectus ceases to meet the requirements of Section 10 of the Securities Act or (iii) in the good faith determination by Parent’s board of directors, offers and sales pursuant to the Registration Statement should not be made by reason of the existence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in the Registration Statement would be premature and would have an adverse effect on Parent. Parent will immediately advise Seller of any such suspension, and will use its commercially reasonable efforts to cause such suspension to terminate at the earliest possible date and no such suspension shall exceed sixty (60) days in any one case, and shall not exceed ninety (90) days in any twelve (12) month period (together with any and all other delays permitted in this Section 5.13). Seller agrees that following receipt of any such notice, and until such suspension is terminated, Seller will not make use of the suspended Prospectus Supplement and will make no sales requiring delivery of such prospectus. Parent also agrees to notify Seller immediately of the happening of any event as a result of which (1) the Registration Statement, as then in effect, would contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (2) the prospectus (which shall include the base prospectus included in the Registration Statement and the Prospectus Supplement, in each case as they may be amended or supplemented from time to time) would contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and agrees to use its commercially reasonable efforts to promptly update and/or correct such Registration Statement and/or prospectus, as the case may be.

(c) If at the time of any post-effective amendment to the Registration Statement, including by way of a Section 10(a)(3) amendment, Parent is not a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) or is an “ineligible issuer” (as defined in Rule 405 under the Securities Act), or is otherwise not permitted to utilize an automatic shelf registration statement under the Securities Act, Parent will file a registration statement on Form S-3, or any other appropriate form, registering the resale of the Stock Consideration and the representations, warranties and covenants set forth in this Section 5.13 regarding the Registration Statement and the prospectus shall apply to such new registration statement and prospectus.

(d) Parent shall take all actions set forth in this Section 5.13 to permit Seller to sell in Marketed Secondary Offerings. Upon notice from Seller of its intent to sell Restricted Shares through a Marketed Secondary Offering, Parent shall promptly prepare and file a prospectus supplement to the Registration Statement; provided, however, Seller hereby acknowledges that there may occasionally be times when Parent may be required by the federal securities laws to delay any offering of its securities, including the Marketed Secondary Offering, if in the good faith determination by the board of directors of Parent offers and sales pursuant to the Registration Statement should not be made by reason of the existence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in the Registration Statement would be premature and would have an adverse effect on Parent; provided further, however, any such delay shall not exceed sixty (60) days in any one case, and shall not exceed ninety (90) days in any twelve (12) month period (together with any and all other delays permitted in this Section 5.13).

(e) Seller, if proposing to resell any Restricted Shares through a Marketed Secondary Offering or Approved Block Sale, to the extent applicable, shall enter into an underwriting agreement in customary form. In connection with a Marketed Secondary Offering and, to the extent customary, an Approved Block Trade, Parent shall enter into such customary agreements (including underwriting agreements in customary form that includes, among other things, customary representations and warranties and indemnities for the benefit of Seller and the underwriters) and take all such other actions (including, without limitation, causing the Chief Executive Officer or the Chief Financial Officer to participate in any “road show” or “road shows”) as the underwriters reasonably request in order to expedite or facilitate the disposition of such Restricted Shares. In any such Marketed Secondary Offering of any Restricted Shares,

Seller shall have the right to select one or more manager(s) from the list of the Approved Underwriters to administer the offering and join any underwriting group.

(f) Parent has the right to delay any Marketed Secondary Offering to the extent it intends to conduct a primary offering of Parent Common Stock within sixty (60) days of the proposed Marketed Secondary Offering. Parent shall send to Seller written notice of its intent to conduct a primary offering and, if within fifteen (15) calendar days after the receipt of such notice, Seller shall so request in writing, Parent shall include in such offering all or any part of the Restricted Shares owned by Seller requested to be included, except that if, in connection with any underwritten public offering for the account of Parent the managing underwriter(s) thereof shall impose a limitation on the number of shares of Parent Common Stock which may be included because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then Parent shall be obligated to include only such limited portion of the Restricted Shares with respect to which Seller has requested inclusion hereunder as the underwriter shall permit.

(g) If Seller intends to sell Restricted Shares through a Marketed Secondary Offering, Seller shall agree to (i) sell such Restricted Shares on the terms provided in a customary underwriting agreement and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting agreement or reasonably requested by Parent; provided that no representations or warranties will be required to be made to Parent or the underwriters (other than representations and warranties regarding Seller’s intended method of distribution).

(h) In the case of a Marketed Secondary Offering, other than the sales discount, which shall be for the account of Seller, Parent and Seller shall split equally all other costs associated with such sales (including, but not limited to, registration fees, reasonable attorney fees of Parent and Seller, printing expenses associated with the preparation and distribution of the requested prospectuses); provided, however, Parent shall not be responsible for any incremental costs associated with the inclusion of any unrestricted shares of Stock Consideration in any Marketed Secondary Offering.

(i) Parent shall file as and when applicable, on a timely basis, all reports required to be filed by it under the Exchange Act. If Parent is not required to file reports pursuant to the Exchange Act, upon the request of Seller, Parent shall make publicly available the information specified in subparagraph (c)(2) of Rule 144. Parent shall take such further action as may be reasonably required from time to time and as may be within the reasonable control of Parent, to enable the holders of Restricted Shares to transfer the Restricted Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or any similar rule or regulation hereafter adopted by the SEC. Upon the request of Seller, Parent will deliver to Seller such a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. In connection with any sale, transfer or other disposition by a holder of shares of Stock Consideration of any shares of Stock Consideration pursuant to Rule 144, Parent shall cooperate with such holder to facilitate the timely preparation and delivery of certificates representing shares of Stock Consideration to be sold and not bearing any Securities Act legend, and enable certificates for such shares of Stock Consideration to be for such number of shares and registered in such names as the holder may reasonably request at least two Business Days prior to any sale of any shares of Stock Consideration.

(j) Unless Parent shall have waived in writing the resale restrictions set forth in Section 2.5, Parent shall not, directly or indirectly, (x) enter into any merger, consolidation or reorganization in which Parent shall not be the surviving corporation or (y) transfer or agree to transfer all or substantially all of Parent’s assets, unless prior to such merger, consolidation, reorganization or asset transfer, the surviving corporation or the transferee, respectively, shall have agreed in writing to assume the obligations of Parent under this Agreement, and for that purpose references hereunder to “Stock Consideration” shall be deemed to include the securities which the holders of Stock Consideration would be entitled to receive pursuant to any such merger, consolidation or reorganization.

(k) Parent shall obtain so-called “comfort letters” from Parent’s independent public accountants, and legal opinions of counsel to Parent addressed to underwriters and Seller, in customary form and covering such matters of the type customarily covered by such letters, and in a form that shall be reasonably satisfactory to the underwriters. Parent shall furnish to Seller a signed counterpart of any such comfort letter or legal opinion. Delivery of any such opinion or comfort letter shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by selling shareholders who receive such comfort letters or opinions.

(l) Parent shall take such other actions as are reasonably required and customary in order to expedite or facilitate the disposition of the Restricted Shares included in the Registration Statement, the Marketed Secondary Offering or Approved Block Sale.

(m) Parent shall notify Seller of any stop order issued or threatened to be issued by the SEC in connection with the Registration Statement and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(n) Parent shall make available for inspection by Seller and to any underwriter participating in a Marketed Secondary Offering or an Approved Block Sale, and to each of their representatives, all financial and other information as shall be reasonably requested by them, and provide Seller, any participating underwriter and their respective representatives the opportunity to discuss the business affairs of Parent with its principal executives and independent public accountants who have certified the audited financial statements included in the Registration Statement in each case as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that the information that Parent determines, in good faith, to be confidential and which Parent advises such person in writing is confidential shall not be disclosed unless such person signs a confidentiality agreement reasonably satisfactory to Parent or Seller agrees to be responsible for such person’s breach of confidentiality on terms reasonably satisfactory to Parent.

(o) Seller (and any transferees or distributees pursuant to Section 2.5(c) may include any shares of Stock Consideration that do not constitute Restricted Shares in a Marketed Secondary Offering or an Approved Block Trade.

Section 5.14 Purchase Price Application. Seller and Buyer agree to apply the Purchase Price as contemplated by Section 2.2(a).

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to the Obligation of Each Party. The respective obligations of Buyer and Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a) No applicable Law or Judgment shall be and remain in effect which has the effect of prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such Judgment and to appeal as promptly as practicable any such Judgment that may be entered and shall have otherwise complied with its obligations set forth herein; and

(b) Other than those consents identified in Section 3.11(b) of the Disclosure Schedules, all consents, approvals and authorizations of Governmental Entities set forth on Exhibit 6.1(b), and all filings with and notifications of Governmental Entities, necessary on the part of Buyer, Parent, Seller, Company or their respective Affiliates as set forth on Exhibit 6.1(b), with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement at Closing are subject to the satisfaction, or waiver by Buyer, of the following conditions at or prior to the Closing:

(a) (i) The representations and warranties of Seller and Company contained in Sections 3.2(a), (b) and (d) (Capitalization and Title to Shares) and 3.3 (Authority for Agreement) of this Agreement shall be true and correct as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); (ii) the representations and warranties of Seller and Company contained in the first sentence of Section 3.1(b) (Organization and Standing) and Section 3.4(a)(i) (No Conflict) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the date of the Closing and (iii) the representations and warranties of Seller and Company in this Agreement (other than the representations and warranties identified in clauses (i) and (ii)) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and could not reasonably be expected to have a Material Adverse Effect on Company;

(b) Seller shall have performed in all material respects the obligations required to be performed by it under this Agreement;

(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Company;

(d) Seller and Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied in all respects;

(e) Seller shall have delivered to Buyer a certificate duly executed by Seller certifying that Seller is not a foreign person for purposes of FIRPTA such that Buyer will not be required to withhold any portion of the Purchase Price;

(f) Seller shall have delivered to Buyer evidence of the resignations of the officers and directors of Company and Company Subsidiaries effective prior to or as of the Closing;

(g) Buyer shall have successfully consummated the bridge financing pursuant to the Commitment Letter;

(h) Seller shall have executed and delivered a copy of the Escrow Agreement and performed all actions required to be performed simultaneously with the execution of such agreement.

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement at Closing are further subject to satisfaction, or waiver by Seller, of the following conditions at or prior to the Closing:

(a) (i) The representations and warranties of Buyer and Parent in Sections 4.2 (Authority for Agreement), 4.10 (Validity of Shares; Listing) and 4.11 (Capitalization) of this Agreement shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); (ii) the representations and warranties of Buyer and Parent in the first sentence of Section 4.1(a) (Organization and Good Standing) and Section 4.3(a) (No Conflict) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the date of the Closing; and (iii) the representations and warranties of Buyer and Parent in this Agreement (other than the representations and warranties identified in clauses (i) and (ii)) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the date of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and could not reasonably be expected to have a Buyer Material Adverse Effect or Parent Material Adverse Effect;

(b) Buyer shall have performed in all material respects the obligations required to be performed by them under this Agreement;

(c) Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect;

(d) Buyer and Parent shall have delivered to Seller a certificate to the effect that each of the conditions specified in (a), (b) and (c) above is satisfied in all respects; and

(e) Buyer shall have executed and delivered a copy of the Escrow Agreement and performed all actions required to be performed simultaneously with the execution of such agreement.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 7.1 Survival of Representations.

(a) Subject to Section 7.1(d) below, the representations and warranties made by Company, Seller, Parent and Buyer in this Agreement, and the indemnification obligations of Seller and Buyer set forth in this Article VII of this Agreement with respect to such representations and warranties, shall survive the Closing and shall expire at 11:59 p.m. ET on the date that is twelve (12) months after the Closing Date (the “Escrow Period”).

(b) All of the covenants, agreements and obligations of the parties contained in this Agreement, the Disclosure Schedules or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. Each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or certificates delivered at Closing, other than breaches of which Buyer has actual Knowledge at Closing, of which Seller had no previous Knowledge and which Buyer has advised Seller prior to Closing. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

(c) On the date that is one hundred and eighty (180) days after the Closing Date, the Escrow Amount shall be reduced pursuant to the terms of the Escrow Agreement.

(d) If, at any time prior to the expiration of any of the representations and warranties, as provided in Section 7.1(a), any Indemnified Party delivers to Buyer or Seller, as the case may be, a written notice made in good faith alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Company, Seller, Parent or Buyer (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for damages under Section 7.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice and all indemnity obligations under this Article VII related thereto shall survive and the Escrow Period shall be extended, in each case, solely with respect to such claim and until such time as such claim is fully and finally resolved in accordance with the Escrow Agreement.

(e) For purposes of determining the amount of Escrow Shares that shall be released to Buyer in settlement of any claims, each Escrow Share shall be valued at the SBA Average Closing Price.

Section 7.2 Indemnification Obligations.

(a) Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify Buyer, its Affiliates and the officers, directors, employees, agents, advisers and representatives of each such person (collectively, “Buyer Indemnitees”) and hold Buyer Indemnitees harmless from and after the Closing Date for any and all Losses actually suffered or incurred by Buyer Indemnitees, (i) arising out of or resulting from the breach of any representation or warranty of Seller or Company, other than a breach of the representations and warranties in Section 3.7(c) and 3.22(b), (ii) arising out of or resulting from the breach of any covenant or agreement of Seller, in each case, contained in this Agreement, except, in the case of clause (a) and (b), to the extent any loss or portion thereof has been included in or accounted for in the computation of Final Working Capital and (iii) as set forth on Section 7.2 of the Disclosure Schedules.

(b) Seller agrees, subject to the other terms and conditions of this Agreement, to indemnify Buyer Indemnitees and hold Buyer Indemnitees harmless from and after the Closing Date for any and all Losses actually suffered or incurred by Buyer Indemnitees, arising out of or resulting from the breach of any representation or warranty in Section 3.7(c) or 3.22(b). Buyer and Seller agree that, subject to the other terms and conditions of this Agreement, for (i) any breach of any representation and warranty in Section 3.7(c), Losses for such breach will be calculated as the amount by which Company’s actual monthly tower cash flow (which shall include the aggregate net impact of all inadvertent excluded or included site leasing revenues or expenses), as of February 1, 2006 based on Company’s books and records (calculated in the same manner as Company calculated tower cash flow for purposes of preparing the schedule in Section 3.7(c)) was less than the tower cash flow on February 1, 2006 set forth on the schedule annualized and the result multiplied by the Indemnity Multiple and (ii) any breach of any representation and warranty in Section 3.22(b), Losses for such breach will be calculated as the annualized rent as of February 1, 2006 (net of any revenue sharing directly related to any such Tenant Lease) payable under any Tenant Lease omitted from Schedule 3.22(b) in breach thereof multiplied by the Indemnity Multiple.

(c) Each of Buyer and Parent agrees, subject to the other terms and conditions of this Agreement, to indemnify Seller, its Affiliates, and the officers, directors, employees, agents, advisers and representatives of each such person (collectively, “Seller Indemnitees”) and hold Seller Indemnitees harmless from and after the Closing Date for any and all Losses actually suffered or incurred by Seller Indemnitees, arising out of or resulting from the breach of (i) any representation or warranty of Buyer or Parent, and (ii) any covenant or agreement of Buyer or Parent, in each case, contained in this Agreement.

Section 7.3 Limits on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Article VII, Seller shall not be required to indemnify, defend or hold harmless Buyer Indemnitees against or reimburse Buyer Indemnitees for any Losses:

(i) pursuant to Section 7.2(a) unless and until (A) Buyer has notified Seller in writing in accordance with Section 7.4 within the survival period set forth in Section 7.1, and (B) the aggregate amount of all of Buyer Indemnitees’ Losses under Section 7.2(a), in each case without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein, exceeds $10,000,000 (in which event Seller shall be liable only for the excess of such Losses over $10,000,000); provided, however, and in addition to the other limitations set forth in this Section 7.3, (A) Seller shall not be required to indemnify, defend or hold harmless Buyer Indemnitees with respect to Losses that relate to a specific Site unless and until the aggregate amount of all of Buyer Indemnitees’ Losses related to such Site exceeds $1,000, in which case Seller shall be liable for the full amount of such Losses from dollar one; and (B) that no individual claim (or series of related claims) for payment of Losses that do not relate to a specific Site shall be deemed to be Losses pursuant to Section 7.2(a) unless and until the aggregate amount of such Losses exceeds $1,000, in which case Seller shall be liable for the full amount of such Losses from dollar one; and

(ii) pursuant to Section 7.2(b) unless and until (A) Buyer has notified Seller in writing in accordance with Section 7.4 within the survival period set forth in Section 7.1, and (B) the aggregate amount of all of Buyer Indemnitees’ Losses under Section 7.2(b) exceeds $15,000,000 (in which event Seller shall be liable only for the excess of such Losses over $15,000,000);

provided, further, with limiting Section 7.3(c) below, that in no event shall the aggregate indemnification liability of Seller under this Agreement exceed the Escrow Shares plus the cash in the Escrow Account.

(b) Notwithstanding anything to the contrary contained in this Article VII, Buyer shall not be required to indemnify, defend or hold harmless Seller Indemnitees against or reimburse Seller Indemnitees for any Losses pursuant to Section 7.2(c) unless and until (i) Seller has notified Buyer in writing in accordance with Section 7.4 within the applicable survival period, if any, set forth in Section 7.1, and (ii) the aggregate of all of Seller Indemnitees’ Losses exceeds $5,000,000, in each case without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (in which event Buyer shall be liable only for the excess of such Losses over $5,000,000); provided, however, in no event shall the aggregate indemnification liability of Buyer under this Agreement exceed an amount equal to $75,000,000 (except, in each case, for any breach of Buyer or Parent of Sections 5.12 and 5.13 hereof, which shall not be subject to any limitation set forth in this Section 7.3(b)).

(c) After the Closing Date, recovery from the Escrow Account shall be Buyer’s sole and exclusive remedy under this Agreement for Losses pursuant to Section 7.2(a) and 7.2(b).

(d) The amount of any Losses that an Indemnified Party recovers under this Article VII shall be net of (i) any amounts which such Indemnified Party actually recovers and collects from third parties, (ii) any Tax benefits realized attributable or with respect to such Losses and (iii) any insurance proceeds actually received by such Indemnified Party, less any deductibles or retention amounts, co-payments, related premium increases or other payment obligations that directly result from any Losses (including reasonable attorneys’ fees and other costs of collection to the extent not payable or reimbursable by third parties) that relate to or arise from the making of the claim for indemnification. If any Tax benefits are realized after the indemnification period provided herein, the amount of such Tax benefits shall be promptly paid to the Indemnifying Party (as defined in Section 7.4(a)) within ten (10) Business Days of the realization of such Tax benefits.

Section 7.4 Notice and Defense of Claims.

(a) Any party seeking indemnification pursuant to Section 7.2(a) or 7.2(c) above (an “Indemnified Party”) shall give prompt notice to Seller if pursuant to Section 7.2(a), or to Buyer if pursuant to Section 7.2(c) (each, as is applicable, the “Indemnifying Party”) of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of the Indemnifying Party under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party prompt notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure.

(b) The Indemnifying Party shall have the right to assume and control the defense of such Third Party Claims at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) Business Days of the receipt of such notice from the Indemnified Party. Such assumption shall constitute an acknowledgement by the Indemnifying Party of its obligations to indemnify the Indemnified Party with respect to such Third Party Claims. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party may participate in such defense, but in any such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. No such Third Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(c) If the Indemnifying Party shall fail to undertake any such defense, the Indemnified Party shall have the right to undertake the defense thereof, at the Indemnifying Party’s expense. In the event the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. If the Indemnified Party assumes the defense against any such Third Party Claim and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and shall not settle any such Third Party Claim without the written consent of the Indemnifying Party which consent shall not be unreasonably withheld, (and if unreasonably withheld, the Indemnifying Party shall be liable for any amounts paid by the Indemnified Party to settle such claim which exceeded the amount that would have been paid to settle such claim had the Indemnifying Party reasonably granted such consent), and the Indemnifying Party shall have the right to assume or reassume the defense of such claim or proceeding.

(d) If any amounts for which the Indemnifying Party is responsible are recoverable from a third party, upon indemnification of the Indemnified Party by the Indemnifying Party for such Losses, the Indemnified Party shall assign any rights that it may have to recover such amounts to the Indemnifying Party.

(e) Buyer shall maintain all books, records and other materials of Company which relate to a Third Party Claim and, in the event Seller is the Indemnifying Party under this Section 7.4, Buyer shall make available to Seller all such books, records and materials at Seller’s request.

Section 7.5 Exclusive Remedies. Notwithstanding anything else in this Agreement to the contrary and except as provided in Section 9.8 below, each party’s sole and exclusive remedy following the Closing with respect to any Loss (whether or not arising from Third Party Claims) due to any breach of any representation, warranty, covenant or agreement contained in this Agreement by any party shall be pursuant to, and shall be determined in accordance with this Article VII, and each of Buyer and Seller hereby expressly waives any and all right to pursue any and all other remedies, except with respect to claims for fraud.

Section 7.6 Adjustment to Purchase Price. Any indemnification payment or other post-closing payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for all purposes. No party shall take a position inconsistent with the foregoing on any Tax Return or other document filed with any governmental authority.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer:

(i) if the Closing shall not have been consummated within one hundred eighty (180) days from the date of this Agreement for any reason, unless otherwise agreed to in writing by Seller and Buyer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement contained in this Agreement has been a principal cause of, or resulted in, the failure of the Closing to be consummated on or by such date; or

(ii) if any Judgment having any of the effects set forth in Section 6.1(a) shall be in effect and shall have become final and nonappealable.

(c) by Buyer, if Seller or Company shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured, by Seller or Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Buyer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Buyer at any time that Buyer is in material breach of this Agreement; and

(d) by Seller:

(i) if Buyer or Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Buyer or Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Seller provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Seller at any time that Seller is in material breach of this Agreement;

(ii) if the Closing shall not have been consummated within one hundred twenty (120) days from the date of this Agreement for any reason; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall not be available if Seller’s breach of a representation or warranty or failure to fulfill any covenant or agreement contained in this Agreement has been a principal cause of, or resulted in, the failure of the Closing to be consummated on or by such date; or

(iii) at any time during the one (1) trading day period after the Determination Date, if the SBA Average Closing Price is less than $18.00 per share on the Determination Date, subject to the following provisions of this Section 8.1(d)(iii). If Seller elects to terminate pursuant to this Section 8.1(d)(iii), it shall promptly provide written notice to Parent of such election. During the three (3) trading day period commencing with its receipt of such notice, Buyer shall have the option, but not the obligation, to increase the Cash

Consideration by an amount equal to: (x) the difference between $18.00 and the SBA Average Closing Price, multiplied by (y) the Stock Consideration. If Buyer elects to increase the Cash Consideration, it shall promptly, but in any case within the three-day period after receipt of such notice, notify Seller of its intent to increase the Cash Consideration, whereupon such election shall be binding on Buyer, Seller’s right to terminate the Agreement pursuant to this Section 8.1(d)(iii) shall be terminated and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Cash Consideration). If Seller has elected to terminate this Agreement pursuant to this Section 8.1(d)(iii) and Buyer has not elected to increase the Cash Consideration, then Seller shall reimburse Buyer for all reasonable costs and expenses associated with this Agreement, for an amount up to $1,000,000, and the transactions contemplated hereby and the Agreement shall be null and void, subject to Section 8.2 below.

Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, the provisions of Section 5.2, Section 5.8, Article VIII and Article IX will survive any such termination and remain in full force and effect. In addition, the respective parties shall have and may pursue any and all rights and remedies available to them at law or in equity.

Section 8.3 Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 No Third Party Beneficiaries. Other than the provisions of Section 5.7 and Sections 5.12 and 5.13 (solely with respect to transferees or distributees pursuant to Section 2.5(c)), nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

Section 9.2 Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement or the Confidentiality Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

Section 9.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5 Headings. The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of New York and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York and of the federal courts sitting in the State of New York with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.7 Severability; Jurisdiction. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.8 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 9.9 Construction; Definitions. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, including the Exhibits and Disclosure Schedules hereto, whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

Section 9.10 Fees and Expenses. Except as provided in this Section 9.10, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Closing is consummated, except that each of Seller and Buyer shall bear and pay one-half of the costs and expenses incurred in connection with the filings of the premerger notification and report forms under the HSR Act (including filing fees), if applicable.

Section 9.11 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.11:

If to Buyer	AAT Acquisition LLC 5900 Broken Sound Parkway NW Boca Raton, FL 33487 Facsimile: (561) 997-0343 Attention: Jeffrey A. Stoops

with a copy to: (which shall not be deemed notice)

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Facsimile: (561) 989-2941

Attention: Thomas P. Hunt, Esq.

and

Akerman Senterfitt

One Southeast Third Avenue

28th Floor

Miami, FL 33131

Facsimile: (305) 374-5095

Attention: Kara L. MacCullough, Esq.

If to Seller:

AAT Holdings, LLC II

12444 Powerscourt Drive, Suite 300

St. Louis, MO 63131

Facsimile: (314) 821-4555

Attention: General Counsel

and

Cequel III, LLC

12444 Powerscourt Drive, Suite 450

St. Louis, MO 63131

Facsimile: (314) 821-4555

Attention: General Counsel

with a copy to: (which shall not be deemed notice)

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Facsimile: (212) 319-4090

Attention:   Daniel G. Bergstein, Esq.

Luke P. Iovine, III, Esq.

and

Proskauer Rose LLP

1585 Broadway

New York, NY 10036

Facsimile: (212) 969-2900

Attention: James D. Meade, Esq.

Section 9.12 Mutual Drafting. This Agreement is the result of the joint efforts of the parties hereto, and each provision hereof has been subject to mutual consultation, negotiation and agreement of such parties, after consultation with their respective counsel, and such parties have agreed to use the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard for the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

Section 9.13 Disclosure Schedules.

(a) The Disclosure Schedules do not constitute, are not intended to constitute and shall not be construed as constituting representations or warranties of Seller or Company except as and to the extent provided in this Agreement. Nothing in this Agreement or in the Disclosure Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Disclosure Schedules or in this Agreement is required by the terms of this Agreement to be so disclosed, set forth or incorporated by reference. Except where expressly required by the terms of this Agreement, it is understood and agreed by the parties thereto that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between such parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not material for purposes of this Agreement.

(b) The inclusion of any matter in the Disclosure Schedules in connection with any representation, warranty, covenant or agreement that is so qualified as to the materiality or “Material Adverse Effect” shall not be an admission by Seller or Company that such matter is material or could have a Material Adverse Effect on Company.

(c) Notwithstanding the foregoing, from time to time prior to the Closing Date, Seller shall supplement or amend and deliver supplemental and/or amended Disclosure Schedules with respect to any matter hereafter arising or any information first known to Seller after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to complete or correct any information in the Disclosure Schedules or in any representation or warranty of Seller which has been rendered materially inaccurate thereby. Buyer shall waive and agree not to assert or exercise any right not to close the transactions contemplated herein on the basis of any such supplement or amendment to the Disclosure Schedules unless (i) the supplement or amendment, individually or in the aggregate with any other supplements(s) or amendment(s), prevents Seller from satisfying any of the conditions to Closing contained in Section 6.2(a) or Section 6.2(b), (ii) Buyer notifies Seller within three (3) Business Days after receipt of the supplemented or amended Disclosure Schedules that it will refuse to close as a result of such supplement or amendment to the Disclosure Schedules preventing such condition from being satisfied and (iii) Seller fails to satisfy such condition to Closing, or cure any deficiency or breach identified in such supplement or amendment, within thirty (30) days following the date on which the matters identified in such supplement or amendment first arose or became known to Seller. In the event Buyer waives and agrees not to assert any right not to close the transactions contemplated herein due to the failure of Seller to satisfy any of the conditions to Closing contained in Section 6.2(a) or Section 6.2(b) as a result of any supplement or amendment to the Disclosure Schedules, Buyer shall not be entitled to assert any claim after the Closing under Article VII or otherwise for Losses against Seller relating to the breach relating to the matter identified in such amended Disclosure Schedules. Any such supplement or amendment will not relieve Seller of any liability under this

Agreement due to the inaccuracy of such previously delivered Disclosure Schedules or any breach of any such representation or warranty under this Agreement when made.

Section 9.14 Waiver of Jury Trial. EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.15 Attorney’s Fees. In the event of any dispute between the parties relating to the validity, construction or enforcement of this Agreement, or of the rights or obligations of the parties hereunder, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for the prevailing party’s reasonable expenses in enforcing the terms hereof, including without limitation, attorney’s fees and court costs.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AAT HOLDINGS, LLC II

By:	/s/ Jerald L. Kent
Name:	Jerald L. Kent
Title:	Chief Executive Officer

AAT COMMUNICATIONS CORP.

By:	/s/ Jerald L. Kent
Name:	Jerald L. Kent
Title:	Chief Executive Officer

AAT ACQUISITION LLC

By:	/s/ Thomas P. Hunt
Name:	Thomas P. Hunt
Title:	Senior Vice President

SBA COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey A. Stoops
Name:	Jeffrey A. Stoops
Title:	President and Chief Executive Officer

EXHIBIT 1.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of _______ ___, 2006 by and between AAT HOLDINGS, LLC II, a Delaware limited liability company (“Seller”), AAT COMMUNICATIONS CORP., a New York corporation (“Company”), AAT ACQUISITION, LLC, a Delaware limited liability company (“Buyer”), and SBA COMMUNICATIONS CORPORATION, a Florida corporation (“Parent”), and U.S. BANKCORP, a national banking association (the “Escrow Agent”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Company (the “Common Stock”); and

WHEREAS, pursuant to the terms and conditions set forth in the Stock Purchase Agreement, dated as of March 17, 2006 (the “Stock Purchase Agreement”), Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, all of the 5,634,458.7076 shares of Common Stock owned by Seller; and

WHEREAS, the Stock Purchase Agreement provides that the Escrow Amount will be held in escrow by the Escrow Agent to provide the source of payment for certain payment obligations of Seller that may exist pursuant to Section 2.4(c)(i) and Article VII of the Stock Purchase Agreement.

NOW THEREFORE, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account shall be established and maintained.

AGREEMENT

Now, THEREFORE, the parties hereby agree as follows:

1.	Escrow Account.

On the Closing Date, Seller shall deposit with the Escrow Agent __________ shares of Parent Common Stock (which shall have an aggregate deemed value (the “Initial Escrow Amount”) at such time equal to seventy-five million dollars ($75,000,000) based on the SBA Average Closing Price) (the “Escrow Shares”). The Escrow Shares and any cash deposited pursuant to Section 5 of this Agreement shall be held by Escrow Agent pursuant to the terms hereof as the source of payment in respect of Seller’s obligations, if any, for any adjustments to Purchase Price due to Buyer pursuant to Section 2.4(c)(i) of the Stock Purchase Agreement and Seller’s indemnification obligations, if any, set forth in Article VII of the Stock Purchase Agreement. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement. Except as otherwise expressly specified, for all purposes of this Agreement each Escrow Share shall be deemed to have a value equal to the SBA Average Closing Price.

2.	Release of Escrow Shares with Respect to Working Capital Adjustment.

In the event that Seller is obligated to make a payment to Buyer pursuant to Section 2.4(c)(i) of the Stock Purchase Agreement (the amount of such payment being referred to as the “Working Capital Adjustment Payment”), Seller and Buyer shall jointly give written notice to Escrow Agent (the “Adjustment Notice”) with instruction that the Escrow Agent release to Buyer, within three (3) Business Days of the date of the Adjustment Notice, a number of Escrow Shares from the Escrow Account that is equal in value to the Working Capital Adjustment Payment (plus, to the extent Escrow Shares included in the Escrow Account are insufficient to satisfy the Working Capital Adjustment Payment, an applicable amount of cash, if any, included in the Escrow Account). Alternatively, Seller may determine in its sole discretion to pay the Working Capital Adjustment Payment in cash and not out of any amounts in the Escrow Account. The Adjustment Notice shall specify delivery instructions for any distribution of Escrow Shares hereunder. Attached hereto as Attachment A are the names, titles and specimen signature of each of the persons who are authorized to execute written notices and directions to the Escrow Agent on behalf of Seller and Buyer, respectively.

3.	Release of Escrow Shares with Respect to Indemnification Claims.

(a) Delivery of Claim Notice. If any Buyer Indemnitee, has incurred or suffered any Losses under Sections 7.2(a) or 7.2(b) of the Stock Purchase Agreement for which such Buyer Indemnitee is entitled to indemnification thereunder, Buyer shall, on behalf of such Buyer Indemnitee and on or prior to the Termination Date (as defined below), give written notice of such claim (a “Claim Notice”) to Seller and the Escrow Agent. Each Claim Notice shall state in reasonable detail (i) the basis for such claim, (ii) the amount of Losses incurred or suffered by such Buyer Indemnitee or, if not determinable, a reasonable, good faith estimate thereof (the “Claimed Amount”), (iii) the amount of Escrow Shares and cash, if applicable, required to satisfy such Losses, and (iv) delivery instructions for any distribution of Escrow Shares and cash, if applicable. No Buyer Indemnitee may make any new claim for Losses after 11:59 p.m. Eastern Standard Time on the date that is the twelve (12) month anniversary date of the Closing Date (the “Termination Date”). Attached hereto as Attachment A are the names, titles and specimen signatures of each of the persons who are authorized, on behalf of Buyer to execute and deliver written notices and directions to the Escrow Agent.

(b) Response Notice; Uncontested Claims. Within fifteen (15) days of the date a Claim Notice is received (the “Response Date”) in accordance with Section 3(a), Seller shall provide to Buyer and to the Escrow Agent a written response (the “Response Notice”) in which Seller shall either: (i) agree that a specified amount of the Escrow Shares and/or cash equal in value to the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Account to Buyer Indemnitee, (ii) agree that a specified amount of Escrow Shares and/or cash equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to Buyer Indemnitee, or (iii) contest that any of the Escrow Shares and cash, if applicable, may be released from the Escrow Account to Buyer Indemnitee. Seller may contest the release of Escrow Shares and/or cash based upon (i) a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Buyer Indemnitee is entitled to indemnification under Sections 7.2(a) or 7.2(b) of the Stock Purchase Agreement, or (ii) any incorrect valuation or calculation of the amount of Escrow Shares and/or cash to be released. If no Response Notice is delivered by Seller to the Escrow Agent by the Response Date, Seller shall be deemed to have agreed that the amount of the Escrow Shares and/or cash are equal in value to the entire Claimed Amount and may be released from the Escrow Account to Buyer in satisfaction of such claim(s).

(c) Uncontested Claim. If Seller agrees in the Response Notice, or is deemed to have agreed pursuant to the last sentence of Section 3(b) above, that the applicable number of the Escrow Shares and cash, if applicable, may be released from the Escrow Account to Buyer, the Escrow Agent shall, no later than three (3) Business Days after receipt or deemed receipt of the Response Notice, (i) transfer, deliver, and assign to such Buyer such number of Escrow Shares (plus, to the extent Escrow Shares included in the Escrow Account are insufficient to satisfy the Agreed Amount, an applicable amount of cash, if any, included in the Escrow Account) as provided in the Claim Notice or (ii) such number of Escrow Shares and/or cash as provided in the Response Notice, as applicable.

(d) Partially Contested Claims. If Seller in the Response Notice agrees that the Escrow Shares and cash, if applicable, equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to such Buyer Indemnitee, the Escrow Agent shall, no later than three (3) Business Days after receipt of the Response Notice, transfer, deliver, and assign to such Buyer Indemnitee such number of the Escrow Shares and/or cash equal to the Agreed Amount and subject to reduction pursuant to Section 3(e).

(e) Contested Claims. If Seller in the Response Notice contests all or any part of any claim in a Claims Notice (a “Contested Claim”), the Escrow Agent shall not take any action regarding the release of Escrow Shares and cash, if any, to Buyer except as hereafter specified. Until the Escrow Agent receives (x) delivery of a copy of a settlement agreement or any other written instructions executed by Buyer and Seller instructing the Escrow Agent as to the resolution of such Contested Claim and the disbursement of the Escrow Shares and cash, if applicable, in respect of such Contested Claim (the “Settlement Agreement”) or (y) delivery of a copy of the final non-appealable award of a court of competent jurisdiction resolving the Contested Claim (accompanied by a certificate from the presenting party to the effect that the order is final and non-appealable and that a copy of such order has been delivered to the other parties hereto), (the “Final Adjudication”), the Escrow Agent shall continue to hold in the Escrow Account the Escrow Shares and/or cash, as applicable, required to be retained in accordance with this Agreement.

(f) Cash in Lieu of Escrow Shares. Notwithstanding anything herein to the contrary, at any time Escrow Shares shall be released and delivered to Buyer pursuant to Sections 2 or 3 hereof, Seller may direct that, to the extent available in the Escrow Account, such amounts be satisfied, in whole or in part, with and paid in a like amount of cash.

4.	Release of Escrow Shares after Six Months.

On the date that is one hundred and eighty (180) days after the date hereof, the Escrow Agent shall release from the Escrow Account and deliver to Seller a number of Escrow Shares and, to the extent there are not sufficient Escrow Shares in the Escrow Account, cash, if any, such that the amount and value of all Escrow Shares and cash remaining in the Escrow Account thereafter equals $50 million plus an amount equal to the amount of (i) all then pending Contested Claims and (ii) all Agreed Amounts that have not been satisfied and paid as of such date (the “Reduced Escrow Amount”). To the extent that there is any cash included in the Escrow Account, Seller may direct the Escrow Agent to substitute cash in lieu of Escrow Shares as the payment to Seller in order to reduce the amount of the Escrow Account to the Reduced Escrow Amount.

5.	Election to Sell Escrow Shares by Seller.

The parties acknowledge that Seller, in its sole discretion, may determine to effect a sale of all or any portion of the Escrow Shares at any time, free and clear of any encumbrances by virtue of this Agreement, subject to the terms and conditions of the Stock Purchase Agreement and this Agreement. In the event that Seller provides written notice to the Escrow Agent and Buyer that it intends to effect such a sale of Escrow Shares, Buyer and Parent agree to reasonably cooperate with Seller and the Escrow Agent, and to take such further actions as are reasonably requested by Seller in order to effect the sale of the Escrow Shares directly from the Escrow Account by the Escrow Agent, on behalf of the Seller, subject to the restrictions set forth in Section 2.5 of the Stock Purchase Agreement. Seller shall have the sole right and obligation to negotiate the price and terms pursuant to which the Escrow Shares shall be sold. Following any such sale, for each Escrow Share so sold, (x) Escrow Agent shall release and pay to Seller an amount in cash equal to the excess of the per share net proceeds from such sale over the SBA Average Closing Price and deposit any remaining sales proceeds into the Escrow Account and, if applicable, (y) Seller agrees to deposit into the Escrow Account an amount in cash per Escrow Share sold equal to the excess of the SBA Average Closing Price over the per share net proceeds from such sale.

6.	Investment of Escrow Amount.

Until such time as the entire Escrow Account being held by the Escrow Agent has been released, the Escrow Agent shall, as soon as reasonably possible, invest and reinvest any cash that may be included the Escrow Account from time to time in: (i) United States Treasury Bills with maturities not exceeding 26 weeks, (ii) short-term obligations in registered form (other than U.S. Treasury Bills) issued or guaranteed as to interest and principal by the government of the United States or any agency or instrumentality thereof, (iii) short-term non-agency mortgage-backed securities in registered form rated AAA (or the equivalent investment grade) by Standard & Poor’s Corporation or Aaa (or the equivalent investment grade) by Moody’s Investor Service, Inc., or (iv) short-term (less than 90 days) certificates of deposit issued by United States banks or trust companies having a combined capital and surplus of not less than $100,000,000. The Escrow Agent may make any and all investments permitted by this Section 6 through its own bond or investment department. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute all or any portion of Escrow Account in accordance with this Agreement.

7.	Taxes.

(a) Payment of Taxes by Seller. Seller shall be deemed the owner of the Escrow Shares and/or cash in the Escrow Account, as applicable, and shall be responsible for the preparation, filing and payment of all tax returns and taxes due associated with such Escrow Shares (“Taxes”). It shall be the sole responsibility of Seller to report all income, if any, that is earned on, or derived from, any cash included in the Escrowed Amount that is allocable to Seller, in the taxable year or years in which such income is properly includible and pay any Taxes attributable thereto. The Escrow Agent, in order to assist Seller in the preparation of tax forms and the payment of Taxes, shall take such steps and provide such forms to Seller as is necessary for Seller to make all such filings and payments accurate and timely. Further, the Escrow Agent is authorized to make such withholdings as it deems necessary and proper from any distribution of the Escrow Shares and/or cash in the Escrow Account, as applicable, to comply with its own obligations under the United States Internal Revenue Code.

(b) Payment of Taxes by Buyer. Notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for the payment of any and all Taxes attributable to the ownership of any cash included in the Escrowed Amount that is released to Buyer in accordance with this Agreement.

8.	Certain Additional Agreements.

Buyer, Parent and Seller do such things and take such actions, and will execute and deliver to the Escrow Agent such instructions and certificates hereunder, as may be reasonably required to give effect to the provisions of this Agreement, including, but not limited to, the execution and delivery of appropriate stock powers and written letters of direction to Parent’s transfer agent and registrar in respect of the cancellation, issuance and delivery of new stock certificates and such other matters as may be necessary to effect the provisions hereof.

9.	Escrow Agent.

(a) The Escrow Agent shall have no duties or responsibilities, including, without limitation, any duty to review or interpret the Stock Purchase Agreement, except those expressly set forth herein. Except for this Escrow Agreement, the Escrow Agent is not a party to, or bound by, any agreement that may be required under, evidenced by, or arise out of the Stock Purchase Agreement.

(b) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to the Escrow Account, which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by a joint direction of Buyer and Seller or by order of a court of competent jurisdiction. The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other document reasonably believed in good faith by the Escrow Agent to be signed by the proper party or parties.

(c) The Escrow Agent shall not be liable for any error or judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct, and the Escrow Agent shall have no duties to anyone except those signing this Escrow Agreement (and their respective heirs, successors and permitted assigns).

(d) The Escrow Agent may consult legal counsel in the event of any dispute or question as to the construction of this Escrow Agreement, or the Escrow Agent’s duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected with respect to any action taken or omitted in good faith in accordance with the opinion and instructions of such counsel.

(e) In the event of any disagreement between the undersigned or any of them, and/or any other person, resulting in adverse claims and demands being made in connection with or for the Escrow Shares or the cash in the Escrow Account, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so doing the Escrow Agent shall not be or become liable for damages or interest to the undersigned or any of them or to any person named herein for its failure or refusal to comply with such conflicting or adverse demands. The Escrow Agent shall be entitled to continue so to refrain and refuse so to act until all differences shall have been resolved by agreement and the Escrow Agent shall have been notified thereof in writing signed by Buyer and Seller or by order of a court of competent jurisdiction. In the event of such disagreement which continues for sixty (60) days or more, the Escrow Agent or any other party in its discretion may file a suit in interpleader or other appropriate action for the purpose of having the respective rights of the claimants adjudicated, if the Escrow Agent determines such action to be appropriate under the circumstances, and may deposit with the court all documents and property held hereunder. Buyer, on the one hand, and Seller, on the other hand, agree to pay all out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorney’s fees, it being understood that the parties will use reasonable efforts to cause such costs and expenses to be included and apportioned between Buyer and Seller in the judgment in any such action (and absent such apportionment, Buyer, on the one hand, and Seller, on the other hand shall bear equal shares of such costs and expenses).

(f) The Escrow Agent is hereby indemnified by Buyer and Seller from all losses, costs and expenses that may be incurred by it as a result of its involvement in any arbitration or litigation arising from the performance of its duties hereunder, provided that such losses, costs and expenses shall not have resulted from the bad faith, willful misconduct or gross negligence of the Escrow Agent. Such indemnification shall be borne in equal proportions by Buyer, on the one hand, and Seller, on the other hand, and shall survive termination of this Escrow Agreement until extinguished by any applicable statute of limitations.

(g) The Escrow Agent does not own or have any interest in the Escrow Account or the Escrow Shares and cash, if applicable, but is serving as escrow holder only, having only possession thereof and agreeing to hold and distribute the Escrow Shares and cash, if applicable, in accordance with the terms and conditions of this Escrow Agreement. This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

(h) The Escrow Agent (and any successor escrow agent) may at any time resign as such by delivering the Escrow Shares and cash, if applicable, to (i) any banking corporation or trust company organized under the laws of the United States or of any state which corporation or company is jointly designated by the other parties hereto in writing as successor escrow agent and consents in writing to act as successor escrow agent or (ii) any court of competent jurisdiction; whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (x) the appointment of a successor escrow agent by designation by the other parties to this Escrow Agreement, the acceptance of such successor escrow agent of the appointment as Escrow Agent, and delivery of the Escrow Shares and/or cash in the Escrow Account to such successor escrow agent (or delivery of the Escrow Shares and any such cash to any court of competent jurisdiction) or (y) the day that is 60 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor escrow agent, the Escrow Agent’s sole responsibility after that time shall be to safekeep the Escrow Shares and/or cash in the Escrow Account until receipt of a designation of successor escrow agent, a joint written instruction as to disposition of the Escrow Shares and/or cash in the Escrow Account by the other parties hereto, or a final order of a court of competent jurisdiction mandating disposition of the Escrow Shares and or cash in the Escrow Account.

(i) The Escrow Agent hereby accepts its appointment and agrees to act as escrow agent under the terms and conditions of this Escrow Agreement and acknowledges receipt of the Escrow Shares. Buyer and Seller shall split the payment for Escrow Agent’s services hereunder the Escrow Agent’s compensation set forth in Schedule I hereto. Buyer and Seller further agree to reimburse the Escrow Agent for all reasonable out of pocket expenses, disbursements and advances incurred or made by the Escrow Agent in the performance of its duties hereunder (including reasonable fees and out of pocket expenses and disbursements of its counsel).

10.	Dividends and Voting

(a) Dividends, Interest, Etc. Any securities distributable in respect of or in exchange for any of the Shares, whether by way of stock splits or otherwise (excluding stock dividends), shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be issued in the name of Seller, and shall be considered Escrow Shares. Any stock dividends, cash dividends or other property shall be distributed to Seller.

(b) Voting of Shares. On any matter brought before Seller for a vote, Seller shall deliver written notice to the Escrow Agent (“Voting Notice”) setting forth the manner in which the Escrow Agent shall vote the Escrow Shares. Seller shall deliver the Voting Notice to the Escrow Agent at least five (5) days prior to the date of the taking of any vote (the “Voting Notice Date”). The Escrow Agent shall vote the Escrow Shares in proportions as indicated by Seller. The Escrow Agent shall have no obligation to vote any of the Escrow Shares if no Voting Notice is received prior to the Voting Notice Date or if such notice does not clearly set forth the manner in which the Escrow Agent shall vote the Escrow Shares.

11.	Termination and Release of Escrow Shares.

This Agreement shall terminate upon the later of (i) the Termination Date or (ii) the date that all Claimed Amounts have been resolved claims in accordance with this Agreement. Within three (3) Business Days after the Termination Date, the Escrow Agent shall distribute to Seller, on behalf of Buyer, (i) all of the Escrow Shares and cash then remaining in the Escrow Account, including any shares received with respect to the Escrow Shares prior to the Termination date pursuant to stock splits or otherwise. Notwithstanding the foregoing, if any Claim Notice has been given and such claim has not yet been resolved, the Escrow Agent shall retain in the Escrow Account after the Termination Date the number of Escrow Shares and/or cash, if applicable, equal in the aggregate to the Claimed Amount in a Claims Notice or Contested Claim, as the case may be, in each case without regard to any potential insurance payments related thereto (as well as any amounts the Escrow Agent reasonably determines are necessary to satisfy the fees and expenses contemplated by Section 9), which has not then been resolved.

12.	Entire Agreement.

This Agreement, together with the Stock Purchase Agreement, constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement or the Stock Purchase Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. In case of any discrepancy or conflict between this Agreement and the Stock Purchase Agreement with respect to the subject matter hereof, this Agreement shall govern.

13.	Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

14.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.	Headings.

The descriptive headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

16.	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of New York and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto: (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York and of the federal courts sitting in the State of New York with respect to all actions and proceedings arising out of or relating to this Agreement and the transactions contemplated hereby; (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such courts and agrees not to commence any action or proceeding relating to this Agreement or the transactions contemplated hereby except in such courts; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum; and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17.	Severability; Jurisdiction.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

18.	Specific Performance.

Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

19.	Construction; Definitions.

Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement whenever the context requires, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

20.	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 20:

If to Buyer	AAT Acquisition, LLC 5900 Broken Sound Parkway NW Boca Raton, FL 33487 Facsimile: (561) 997-0343 Attention: Jeffrey A. Stoops

with a copy to: (which shall not be deemed notice)

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Facsimile: (561) 989-2941

Attention: Thomas P. Hunt

and

Akerman Senterfitt

One Southeast Third Avenue

28th Floor

Miami, FL 33131

Facsimile: (305) 374-5095

Attention: Kara L. MacCullough, Esq.

If to Seller:	AAT Holdings, LLC II 12444 Powerscourt Drive, Suite 300 St. Louis, MO 63131 Facsimile: (314) 821-4555 Attention: General Counsel

and Cequel III, LLC 12444 Powerscourt Drive, Suite 450 St. Louis, MO 63131 Facsimile: (314) 821-4555 Attention: General Counsel

with a copy to: (which shall not be deemed notice)

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street

New York, NY 10022

Facsimile: (212) 319-4090

Attention:   Daniel G. Bergstein, Esq.

Luke P. Iovine, III, Esq.

and

Proskauer Rose LLP

1585 Broadway

New York, NY 10036

Facsimile: (212) 969-2900

Attention: James D. Meade, Esq.

21.	Mutual Drafting.

This Agreement is the result of the joint efforts of the parties hereto, and each provision hereof has been subject to mutual consultation, negotiation and agreement of such parties, after consultation with their respective counsel, and such parties have agreed to use the particular language of the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard for the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

22.	Waiver of Jury Trial.

EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

23.	Attorney’s Fees.

In the event of any dispute between the parties relating to the validity, construction or enforcement of this Agreement, or of the rights or obligations of the parties hereunder, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for the prevailing party’s reasonable expenses in enforcing the terms hereof, including without limitation, attorney’s fees and court costs.

24.	Successor Escrow Agent.

If the Escrow Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another corporation or banking association, the resulting surviving or transferee corporation without any further act shall be the successor Escrow Agent, provided that such corporation be eligible under this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

AAT HOLDINGS, LLC II

By:

Name:

Title:

AAT COMMUNICATIONS CORP

By:

Name:

Title:

AAT ACQUISITION, LLC

By:

Name:

Title:

SBA COMMUNICATIONS CORPORATION

By:

Name:

Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

ATTACHMENT A

AUTHORIZED SIGNATORIES

For Seller, Parent, or Buyer, as the case may be, the following named persons with title and specimen signature shown below:

PARTY	NAME	TITLE	SIGNATURE

Schedule I

Escrow Agent’s Fee

Initial Acceptance Fee: [                    ] (Payable upon Closing)

Annual Fee: [                    ]

(Annual fee payable upon Closing)